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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veritiv Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2021 PROXY STATEMENT

Notice of 2021 Annual Meeting
of Shareholders to be held on April 28, 2021

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
www.veritivcorp.com

March 17, 2021

To Our Shareholders,

You are cordially invited to attend the Veritiv Corporation 2021 Annual Meeting of Shareholders to be held on Wednesday, April 28, 2021 at 9:00 a.m., Eastern Time. In response to the continued public health precautions regarding in-person gatherings given the COVID-19 pandemic and out of concern for the health and safety of our shareholders and employees, the Annual Meeting will be held as a virtual meeting only, via live audio webcast. You will not be able to attend the Annual Meeting in person.

The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting and the nominees for election as directors. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Your vote is important. You may cast your vote at the meeting, or in advance of the meeting over the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether or not you attend virtually.

Thank you for your continued support of Veritiv.

Sincerely,

Salvatore A. Abbate	Stephen E. Macadam
CEO	Chairman of the Board

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 28, 2021
Time:	9:00 a.m., Eastern Time
Place:	Virtual meeting only via live audio webcast
Purpose:	1.

To elect as directors the eight nominees named in the proxy statement and recommended by the Board of Directors to serve for a one year term expiring at the 2022 annual meeting of shareholders and until their successors are elected and qualified;

	2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021;
	3.	To approve, on an advisory basis, the Company's executive compensation;
	4.	To approve, on an advisory basis, the frequency of future executive compensation votes; and
	5.	To consider and act upon any other matter that may properly come before the annual meeting, or any postponements or adjournments thereof.
Who Can Vote:	Shareholders of record at the close of business on March 1, 2021.
How Can You Vote:

You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card, voting instruction form or notice of internet availability of proxy materials. If you received your proxy materials by mail, you may vote by completing and submitting a proxy card or voting instruction form. You may also vote at the annual meeting.

Who Can Attend:	All shareholders are invited to attend the annual meeting.

By Order of the Board of Directors,

Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2021

Our Proxy Statement for the 2021 Annual Meeting of Shareholders and our Annual Report to
Shareholders for the year ended December 31, 2020 are available at
 http://www.veritivcorp.com/2020annualreport.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2021

Veritiv Corporation (the Company, Veritiv, we, us or our) is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of the Company (Board) of the enclosed form of proxy for the Company's 2021 annual meeting of shareholders.

We pay for the preparation and mailing of the notice of annual meeting, this proxy statement and our annual report, and we have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of this proxy statement and other proxy materials to the beneficial owners of shares of our common stock at our expense. This proxy statement is dated March 17, 2021 and is first being mailed to our shareholders on or about March 17, 2021.

Why am I receiving these proxy materials?

These materials are being furnished to you because the Board is soliciting your proxy to vote at the annual meeting, and at any postponements or adjournments of the annual meeting. This proxy statement describes the matters on which you, as a shareholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own at the annual meeting. If you are a shareholder of record, you can designate a proxy by completing and submitting a proxy card. By completing and submitting a proxy card, which identifies the persons authorized to act as your proxy, you are giving each of those persons authority to vote your shares as you have instructed. If your shares are held by a broker, bank, trustee or other nominee (i.e., in street name), you may instead receive a voting instruction form. By completing and submitting a voting instruction form, you are giving your broker, bank, trustee or other nominee authority to vote your shares as you have instructed. We strongly encourage you to instruct your broker or other nominee how you wish to vote. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting.

Why did I receive more than one proxy card or voting instruction form?

You will receive multiple proxy cards or voting instruction forms if you hold your shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive, or vote using the Internet or by telephone as described in the instructions included with your proxy card(s), voting instruction form(s) or in the notice of internet availability of proxy materials.

Why didn't I receive paper copies of the proxy materials?

The Company is furnishing proxy materials to our shareholders via the Internet instead of mailing printed copies of those materials, as permitted by rules adopted by the U.S. Securities and Exchange Commission (SEC). This option allows the Company to provide our shareholders with information they need, while reducing our use of natural resources, and cutting back on potentially unwanted materials in our shareholders' mailboxes.

If you received a notice of internet availability of proxy materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The notice of internet availability of proxy materials provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established March 1, 2021 as the record date for the annual meeting (Record Date). Shareholders who own shares of the Company's common stock at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting.

How many shares are entitled to vote at the annual meeting?

As of the close of business on the Record Date, there were 15,973,884 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between a shareholder of record and a beneficial owner?

Most of our shareholders hold their shares beneficially through a broker, bank, trustee or other nominee rather than of record directly in their own name with Computershare Inc., our transfer agent. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and proxy materials are being forwarded to you by your broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote. However, because you are not the shareholder of record, you may not attend and vote those shares at the annual meeting unless you have a proxy, executed in your favor, from the holder of record of your shares and follow the instructions set forth under "Registering to Participate in the Virtual Meeting as a Beneficial Owner" below. Your broker or other nominee has enclosed a voting instruction form for you to use in directing your broker or other nominee as to how to vote your shares.

How many votes must be present to hold the annual meeting?

We must have a quorum to conduct the annual meeting. A quorum is a majority of the voting power of the shares entitled to vote at the meeting, present virtually or represented by proxy. Properly signed proxies that are marked abstain are known as abstentions. Shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as broker non-votes. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares represented and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

A representative from Computershare Inc. will determine if a quorum is present, tabulate the votes and serve as the Company's inspector of election at the annual meeting.

What vote is required to approve each proposal?

Proposal 1: Election of directors. In order to be elected, a director nominee must receive the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote and present virtually or represented by proxy at the annual meeting. Shareholders do not have a right to cumulate their votes for the election of directors. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against

Proposal 1. Broker non-votes will not be counted as represented and entitled to vote and will therefore have no impact on the election of director nominees.

Proposal 2: Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021. The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and present virtually or represented by proxy at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2021. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 2.

Proposal 3: Advisory vote on executive compensation. The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and present virtually or represented by proxy at the annual meeting is required to approve, on an advisory basis, the Company's executive compensation. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the effect of a vote against Proposal 3. Broker non-votes will not be counted as represented and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Advisory vote on the frequency of executive compensation votes. The option of one year, two years or three years that receives the most votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by shareholders. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Any other matter that properly comes before the meeting will require the approval of the affirmative vote of the holders of a majority of the shares having voting power present virtually or represented by proxy at the annual meeting.

How do I vote my shares?

You can vote your shares in one of the following manners:

  •
  by using the Internet;

  •
  by telephone;

  •
  by mail; or

  •
  by attending the annual meeting and voting.

If you are a shareholder of record, please refer to the specific instructions set forth in the notice of internet availability of proxy materials or, if you received your proxy materials by mail, on the proxy card(s).

If you are a beneficial owner of shares held in street name, your broker, bank, trustee or other nominee will provide you with instructions for voting your shares.

If you plan to attend the annual meeting and vote, see "What do I need to do if I plan to attend the meeting?" below.

Can I change my vote after I vote by mail, by telephone or using the Internet?

Yes, if you are a shareholder of record, you can change your vote in any one of the following ways:

  •
  send a written notice to the Corporate Secretary of the Company at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328 stating that you revoke your proxy, so long as it is received prior to the annual meeting;

  •
  if you received your proxy materials by mail, sign and mail a proxy card bearing a later date, so long as it is received prior to the annual meeting;

  •
  vote again by using the Internet or by telephone; or

  •
  attend the annual meeting and vote.

Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action in order to revoke your proxy.

If you are a beneficial owner of shares held in street name, you must contact your broker, bank, trustee or other nominee in order to revoke your proxy.

How will my proxy be voted?

If you are a shareholder of record and you complete, sign, date and return your proxy card(s), or vote by using the Internet or by telephone, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s), but do not indicate how you want to vote, your shares will be voted in accordance with the Board's recommendation.

If you are a beneficial owner, your broker or other nominee will vote your shares with respect to Proposals 1, 3 and 4 only if you instruct your broker or other nominee how to vote. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote your shares with respect to Proposals 1, 3 and 4. Your broker or other nominee may, but is not required to, vote your shares with respect to Proposal 2 if you do not instruct your broker or other nominee how to vote.

What are the Board's recommendations on how I should vote my shares?

The Board unanimously recommends that you vote your shares as follows:

                Proposal 1—FOR the election of the eight director nominees named in this proxy statement to serve for a one-year term expiring at the 2022 annual meeting of shareholders and until their successors are elected and qualified.

                Proposal 2—FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021.

                Proposal 3—FOR the approval, on an advisory basis, of the Company's executive compensation.

                Proposal 4—for ONE YEAR as the frequency of holding future non-binding advisory votes to approve executive compensation.

What do I need to do if I plan to attend the meeting?

Accessing the Live Audio Webcast

The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting to allow time for shareholders to login and test their device's audio system.

Participating in the Virtual Meeting as a Shareholder of Record

If you were a shareholder of record of Veritiv common stock at the close of business on the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can participate in the annual meeting by accessing www.meetingcenter.io/224295812 and entering the 15-digit control number on the proxy card or notice of internet availability of proxy materials you previously received. The meeting password is VRTV2021.

Registering to Participate in the Virtual Meeting as a Beneficial Owner

If you were a beneficial owner of Veritiv common stock as of the Record Date (i.e. you held your shares in "street name" through an intermediary, such as a broker, bank, trustee or other nominee), you can register in advance to participate in the annual meeting or register at the annual meeting. To register in advance of the annual meeting, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Veritiv common stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your broker or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as "Legal Proxy" and be received no later than 5:00 p.m., Eastern Time, on April 23, 2021. You will then receive a confirmation of your registration, with a 15-digit control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/224295812 and enter your control number and the meeting password, VRTV2021.

For the 2021 proxy season, an industry solution has been agreed upon to allow beneficial holders to register online at the time of the annual meeting to participate in the meeting. For more information on the available options and registration instructions, please go to www.meetingcenter.io/224295812. Please note that this option is provided as a convenience to beneficial holders only, and there is no guarantee this option will be available. The inability to provide this option shall in no way impact the validity of the annual meeting. In order to ensure you are able to attend and vote at the annual meeting, we encourage you to register in advance of the annual meeting via the method described above.

Asking Questions

Shareholders of record and registered beneficial owners who participate in the annual meeting can submit questions by clicking on the message icon in the upper right hand corner of the Meeting Center site. To return to the main page, click the "i" icon at the top of the screen.

Voting Shares

If you are a shareholder of record or a registered beneficial owner, you will be able to vote your shares electronically during the annual meeting by clicking on the "Cast Your Vote" link on the Meeting Center site.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. You should ensure that you have a strong internet connection wherever you intend to participate in the annual meeting. We encourage you to access the annual meeting in advance of the start time. A link on the meeting page will provide further assistance should you need it, or you may call U.S. & Canada: 1 (888) 724-2416 or 1 (781) 575-2748.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

We will bear the cost of soliciting proxies, including expenses incurred in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf by mail or telephone and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $12,500 for these services, plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Who can answer my questions?

If you need additional copies of the proxy materials, have questions about the proxy materials or the annual meeting, or need assistance in voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders call toll-free at (888) 750-5834
Banks and brokers can call collect at (212) 750-5833

You may also contact us at the following address:

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
Attention: Corporate Communications
Telephone: 844-VERITIV or (844) 837-4848

The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 3, 2021 (based on a total of 15,974,158 shares of our common stock outstanding as of March 3, 2021) by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our current directors and executive officers as a group and (iv) owners of more than 5% of the outstanding shares of our common stock. In accordance with SEC rules, beneficial ownership includes: (i) all shares the shareholder actually owns beneficially or of record; (ii) all shares over which the shareholder has or shares voting or dispositive control; and (iii) all shares the shareholder has the right to acquire within 60 days of March 3, 2021. Except as indicated in the footnotes to the table, the Company believes the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name of Beneficial Owner	Number of Shares (1)(2)	Percentage of Shares
Directors (excluding Mr. Abbate)

Shantella E. Cooper	13,270	*

David E. Flitman	26,066	*

Daniel T. Henry	33,256	*

Tracy A. Leinbach	38,256	*

Stephen E. Macadam	13,270	*

Michael P. Muldowney	28,256	*

Charles G. Ward, III	48,256	*

Named Executive Officers

Salvatore A. Abbate	14,552	*

Mary A. Laschinger (3)	421,187	2.6%

Stephen J. Smith	74,647	*

Guilherme Nebel de Mello	2,522	*

Daniel J. Watkoske	62,184	*

Tracy L. Pearson	18,573	*

Mark W. Hianik	33,104	*

All current executive officers and directors as a group (17 persons)	410,595	2.5%

More than 5% owners

The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman (4)	3,564,439	22.3%

BlackRock, Inc. (5)	1,939,438	12.1%

UWW Holdings, LLC (6)	1,383,840	8.7%

Dimensional Fund Advisors LP (7)	1,324,488	8.3%

The Vanguard Group (8)	817,518	5.1%

*
Less than 1%.

(1)
Amounts in this column include fully-vested shares of phantom stock (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 13,270 shares for each of Ms. Cooper and Mr. Macadam, 24,866 shares for Mr. Flitman, 18,216 shares for Ms. Leinbach and 25,043 shares for each of Mssrs. Muldowney and Ward.

(2)
Amounts in this column include fully-vested stock settled deferred share units (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 3,213 units for each of Mr. Henry, Ms. Leinbach, Mr. Muldowney and Mr. Ward.

(3)
Includes 148,592 restricted stock units and 128,053 performance share units (each equivalent to one share of the Company's Common stock) that are scheduled to vest on April 1, 2021 pursuant to the terms of the Separation Agreement and General Release between Ms. Laschinger and the Company dated September 18, 2020. See the sections entitled "Separation Agreement" and "Payments Upon Ms. Laschinger's Retirement" below for additional information.

(4)
Based on the information provided pursuant to the Schedule 13G/A filed by The Baupost Group, L.L.C. (Baupost), Baupost Group GP, L.L.C. (BG GP) and Seth A. Klarman with the SEC on February 13, 2019. Baupost, BG GP, and Mr. Klarman each reported that, as of December 31, 2018, it or he has shared voting and dispositive power with respect to 3,564,439 shares of Company common stock. Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. BG GP, as the Manager of Baupost, and Mr. Klarman, as the sole owner and Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13 of the Securities Exchange Act of 1934, as amended, of the securities beneficially owned by Baupost. Each of Baupost, BG GP and Mr. Klarman has a business address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(5)
Based on the information provided pursuant to the Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on January 27, 2021. BlackRock reported that, as of December 31, 2020, it has sole voting power with respect to 1,926,375 shares of Company common stock and sole dispositive power with respect to 1,939,438 shares of Company common stock. BlackRock has a business address of 55 East 52nd Street, New York, New York 10055.

(6)
Based on the information provided pursuant to the Schedule 13D/A filed by UWW Holdings, LLC (UWW Schedule 13D/A) with the SEC on November 19, 2020. UWW Holdings, LLC reported that, as of November 19, 2020, it has sole voting and dispositive power with respect to 1,383,840 shares of Company common stock. The UWW Schedule 13D/A indicates that voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised through a three member board of managers acting by majority vote. Bain Capital Fund VII, L.P. (Fund VII) and Bain Capital VII Coinvestment Fund, L.P. (Coinvestment VII) have the right to appoint two of the three members of the board of managers of UWW Holdings, LLC. Bain Capital Investors, LLC (BCI) is the general partner of Bain Capital Partners VII, L.P., which is the general partner of each of Coinvestment VII and Fund VII (collectively, BCI and its investment funds advised or managed by it, Bain Capital). In addition, certain investment funds associated with Bain Capital collectively hold common equity interests of UWW Holdings, LLC (together with Fund VII and Coinvestment VII, the Bain Capital Funds). Each of BCI, the Bain Capital Funds and UWW Holdings, LLC has a business address c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116. On March 12, 2021, UWW Holdings, LLC disclosed that it no longer beneficially owned any shares of our common stock.

(7)
Based on the information provided pursuant to the Schedule 13G/A filed by Dimensional Fund Advisors LP (Dimensional) with the SEC on February 16, 2021. Dimensional reported that, as of December 31, 2020, it has sole voting power with respect to 1,274,311 shares of Company common stock and sole dispositive power with respect to 1,324,488 shares of Company common stock. Dimensional is a registered investment adviser and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the shares of Company common stock are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. Dimensional has a business address of Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)
Based on the information provided pursuant to the Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 10, 2021. Vanguard reported that, as of December 31, 2020, it has shared voting power with respect to 8,984 shares of Company common stock, sole dispositive power with respect to 805,164 shares of Company common stock and shared dispositive power with respect to 12,354 shares of Company common stock. Vanguard has a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

At the 2021 annual meeting of shareholders, the eight nominees named in this proxy statement are standing for election or re-election as directors of the Company for a one-year term.

Each director nominee will be elected if he or she receives more "FOR" votes than "AGAINST" votes. Each nominee elected as a director will continue in office until the 2022 annual meeting of shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

The Nominating and Governance Committee of the Board is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate's qualifications, the Nominating and Governance Committee will consider the candidate's independence, skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Nominating and Governance Committee has adopted Director Qualification Criteria and Independence Standards, which, in general, require that director candidates have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Governance Committee seeks qualified candidates with diverse backgrounds including, but not limited to, such factors as race, gender and ethnicity. Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will consider director candidates recommended by shareholders, provided such recommendations comply with the process set forth in our bylaws. In assessing such candidates, the Nominating and Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines and our Director Qualification Criteria and Independence Standards, which may be viewed in the "Governance Documents" section of our website at http://ir.veritivcorp.com, for additional information on the selection of director candidates.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of director seats. However, the Company has no reason to believe that any nominee will be unable to serve.

The following are descriptions of the business and public company director experience of our director nominees, including their current principal positions, terms of office, and ages as of March 1, 2021. We have been advised that there are no family relationships among any of our executive officers and directors.

Salvatore A. Abbate

Chief Executive Officer Age: 52 Director Since: September 2020
Background

Mr. Abbate has served as Chief Executive Officer of the Company since September 2020. Previously, Mr. Abbate served as Chief Operating Officer of the Company from January 2020 to September 2020 and as Senior Vice President and Chief Commercial Officer of the Company from April 2018 to December 2019. Prior to that, Mr. Abbate served as Senior Vice President, Chief Sales & Marketing Officer for Andersen Windows & Doors, Inc., a leading North American window and door manufacturer, from July 2013 to March 2018. From September 2011 to June 2013, Mr. Abbate served as Senior Vice President, Sales and Marketing for Andersen. Prior to that, Mr. Abbate served as Vice President, Global Sales and Marketing for the performance films division of Solutia, Inc., a performance materials and specialty chemical provider now part of the Eastman Chemical Company. Mr. Abbate began his career at Armstrong World Industries, where he spent 15 years in various roles across all three of Armstrong's business units, including sales, marketing, manufacturing and process improvement.

Attributes and Skills

Mr. Abbate brings to the Board of Directors significant leadership and operations experience in strategy, marketing, sales, distribution, customer service, logistics, manufacturing and process improvement.

Other Directorships

None.

Shantella E. Cooper

Independent Director Age: 53 Director Since: February 2020 Current Board Committees: • Compensation and Leadership Development • Nominating and Governance

Background

Shantella E. Cooper has served as the Executive Director for the Atlanta Committee for Progress since January 2019. In this role, she provides leadership on key issues relating to economic growth and inclusion in Atlanta. From February 2016 to May 2018, Ms. Cooper served as the Chief Transformation Officer for WestRock Company, a leading paper and packaging solutions company, where she was responsible for leading the company's efforts to develop processes and capabilities needed for growth. From January 2011 to February 2016, Ms. Cooper served as the Vice President and General Manager of Lockheed Martin Aeronautics Company, an aerospace and defense contractor. While at Lockheed, Ms. Cooper oversaw the 6,000-employee operation responsible for designing, producing, modifying and maintaining military aircraft for the United States and countries around the world.

Attributes and Skills

Ms. Cooper brings to the Board in-depth knowledge of business operations, transformation and strategy, together with experience in leadership, economic growth and community affairs.

Other Directorships

Ms. Cooper also serves as a director of Atlantic Capital Bancshares, Inc., Georgia Power Company and Intercontinental Exchange, Inc.

David E. Flitman

Independent Director Age: 56 Director Since: July 2017 Current Board Committees: • Audit and Finance • Compensation and Leadership Development

Background

Mr. Flitman became the President of Builders FirstSource, Inc., the largest supplier of building products and services to the U.S. residential construction market, in January 2021 following the merger of Builders FirstSource and BMC Stock Holdings, Inc. Mr. Flitman will assume the role of CEO of Builders FirstSource on April 1, 2021. Previously, Mr. Flitman served as President and Chief Executive Officer of BMC Stock Holdings, Inc., a leading provider of diversified building products, services and innovative building solutions in the U.S. residential construction market, from September 2018 to December 2020. From January 2015 to September 2018, he served as Executive Vice President of Performance Food Group Company, a family of leading foodservice distributors, and President and Chief Executive Officer of its Performance Foodservice division. From January 2014 to December 2014, Mr. Flitman served as Chief Operating Officer and President USA and Mexico of Univar Corporation, a global chemical distributor. Mr. Flitman joined Univar in December 2012 as President USA with additional responsibility for Univar's Global Supply Chain and Export Services teams. From November 2011 to September 2012, he served as Executive Vice President and President Water and Process Services at Ecolab, the global leader in water, hygiene and energy technologies and services. From August 2008 to November 2011, Mr. Flitman served as Senior Executive Vice President of Nalco until it was acquired by Ecolab. He also served as President of Allegheny Power from February 2005 to July 2008. Formerly, Mr. Flitman spent nearly 20 years in operational, commercial, and global business leadership positions at DuPont.

Attributes and Skills

Mr. Flitman brings to the Board of Directors strong global business leadership and executive management skills, extensive commercial distribution industry experience, and experience managing newly public companies.

Other Directorships

Mr. Flitman also serves as a director of Builders FirstSource, Inc. and previously served as a director of BMC Stock Holdings,  Inc.

Daniel T. Henry

Independent Director Age: 71 Director Since: June 2014 Current Board Committees: • Audit and Finance • Compensation and Leadership Development

Background

Mr. Henry served as the Chief Financial Officer of American Express Company, a global financial services company, from October 2007 until his retirement in August 2013 and as its Executive Vice President from February 2007 until his August 2013 retirement. While at American Express, Mr. Henry was responsible for leading the company's finance organization and representing American Express to investors, lenders and rating agencies. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP.

Attributes and Skills

Mr. Henry brings to the Board of Directors substantial experience and expertise with respect to complex financial systems, public company financial management and reporting, and financial and strategic planning.

Other Directorships

Mr. Henry also serves as a director of The Hanover Insurance Group and formerly served on the board of directors of Groupon, Inc.

Tracy A. Leinbach

Independent Director Age: 61 Director Since: June 2014 Current Board Committees: • Compensation and Leadership Development (Chair) • Nominating and Governance

Background

Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder's Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and Senior Vice President, Field Management from July 2000 to September 2000. Since beginning her career at Ryder in 1985, Ms. Leinbach served in various finance, operations and sales positions of increasing responsibility, including serving Ryder Transportation Services as Managing Director-Europe, Senior Vice President and Chief Financial Officer, Senior Vice President, Business Services and Senior Vice President, Purchasing and Asset Management. Prior to her career with Ryder, Ms. Leinbach, a former licensed CPA, worked in public accounting for Price Waterhouse.

Attributes and Skills

Ms. Leinbach brings to the Board of Directors particular knowledge, expertise and perspectives in corporate finance, operations, sales and logistics, strategic planning and risk management, issues regarding the management of a multinational corporation, and financial reporting, and accounting issues for large public companies.

Other Directorships

Ms. Leinbach also serves as a director of Hasbro, Inc. and formerly served on the board of directors of Forward Air Corporation.

Stephen E. Macadam

Independent Director Age: 60 Director Since: February 2020 Chairman of the Board
Background

Mr. Macadam is the retired Vice Chairman of EnPro Industries, Inc., a niche manufacturer and provider of precision industrial components, solutions, and services. Mr. Macadam served as President and Chief Executive Officer of EnPro from April 2008 until July 2019 and as Vice Chairman from July 2019 through February 2020. From October 2005 to March 2008, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc., a North American building product-distribution business. From August 2001 to October 2005, Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company, LLC, a rigid plastic container manufacturer. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company from 1988 until 1998, culminating in the role of principal in charge of McKinsey's Charlotte, North Carolina operation.

Attributes and Skills

Mr. Macadam brings to the Board of Directors strong leadership and operations experience developed as CEO of manufacturing and distribution businesses, both in the U.S. and globally, broad experience with public and private boards of directors, and extensive knowledge in the areas of strategy, business transformation, organizational change and operational efficiencies.

Other Directorships

Mr. Macadam also serves as a director of Valvoline, Inc. and Louisiana-Pacific Corporation and formerly served on the board of directors of EnPro Industries, Inc.

Michael P. Muldowney

Independent Director Age: 57 Director Since: June 2014 Current Board Committees: • Audit and Finance (Chair) • Nominating and Governance

Background

Mr. Muldowney is the Chief Executive Officer of Foxford Capital, LLC, a strategic financial advisory and investment management firm he founded in 2012. In addition, since October 2020 Mr. Muldowney has served as the managing member of Waterville Investment Partners, LLC, the management company to Eastward Access Capital Fund 9-1, LP, a late stage venture credit access fund. From June 2014 to December 2018, Mr. Muldowney served as Chief Financial Officer of Gordon Brothers Group, a global advisory, restructuring and investment firm. From 2007 to 2011, Mr. Muldowney served as the Executive Vice President and Chief Financial Officer of Houghton Mifflin Harcourt Company, a global educational publishing company. From March 2011 to September 2011, Mr. Muldowney also served as Houghton Mifflin Harcourt Company's Interim Chief Executive Officer. Houghton Mifflin Harcourt Company filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012 and emerged with a confirmed plan in June 2012. Previously, Mr. Muldowney served in various capacities, including as Chief Operating Officer, Chief Financial Officer, President and Director, at Nextera Enterprises, Inc., a consulting firm. Early in his career, Mr. Muldowney held various management positions with Marsh & McLennan Companies, including Corporate Controller and Principal of the Mercer Management Consulting subsidiary.

Attributes and Skills

Mr. Muldowney, a former Certified Public Accountant, brings to the Board of Directors a broad-based business background and significant financial expertise and leadership skills.

Other Directorships

Mr. Muldowney also serves as a director of iAnthus Capital Holdings, Inc.

Charles G. Ward, III

Independent Director Age: 68 Director Since: June 2014 Current Board Committees: • Audit and Finance • Nominating and Governance (Chair)

Background

Mr. Ward was a partner at Perella Weinberg Partners, a global, independent advisory and asset management firm, from March 2012 until his retirement in December 2015. From October 2010 to December 2011, Mr. Ward served as Chief Investment Officer for Arcapita Inc., a private equity firm. Arcapita filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2012 and emerged with a confirmed plan in September 2013. From 2002 to 2010, Mr. Ward was President of Lazard Ltd., a leading financial advisory and investment management firm. Prior to that, Mr. Ward served as Global Head of Investment Banking and Private Equity for Credit Suisse First Boston and as a Co-Founder and member of the board of directors of Wasserstein Perella Group, a U.S. investment bank.

Attributes and Skills

Mr. Ward brings to the Board of Directors significant financial expertise and extensive investment banking, capital markets, and private equity experience.

Other Directorships

None.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

CORPORATE GOVERNANCE PRINCIPLES

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our bylaws. The Board is responsible for assuring appropriate alignment of its leadership structure, committees and management with the interests of shareholders, employees and the communities in which we operate, and may, pursuant to our bylaws, establish committees to exercise delegated authority. The Board is kept advised of company business through regular written reports and analyses and discussions with the CEO and other executive officers, by reviewing materials provided to them and by participating in Board and committee meetings.

The Board has adopted policies and procedures designed to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Business Conduct and Ethics, may be viewed in the "Governance Documents" section of our website at http://ir.veritivcorp.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.

The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and reassesses the adequacy of such guidelines and proposes changes as warranted for approval by the Board.

DIRECTOR INDEPENDENCE

A majority of our directors must be independent as defined by the Director Qualification Criteria and Independence Standards adopted by the Board and the rules of the NYSE and the SEC. The Board makes a determination as to the independence of each director upon such director's initial appointment and thereafter on an annual basis. The Board has determined that each of the current members of the Board, except for Salvatore A. Abbate, has no material relationship with the Company and satisfies all the criteria for being independent members of our Board within the meaning of the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC.

BOARD COMPOSITION, DIVERSITY AND LEADERSHIP STRUCTURE

The Board currently consists of eight directors, all of whom are standing for election or re-election at the annual meeting. Our certificate of incorporation and bylaws provide that the Board may increase or decrease the size of the Board and fill any vacancies. Our Corporate Governance Guidelines provide that a director shall retire at the end of the term expiring in the year in which the director attains the age of 75; however, the Board, in its discretion, may decide to recommend a retiring director for an additional year of service.

Veritiv is committed to establishing and maintaining a diverse Board. The current Board is comprised of 25% female directors and 12.5% of the Board is racially/ethnically diverse.

Mr. Macadam was appointed as the non-executive Chairman of the Board in September 2020 following the retirement of Ms. Laschinger, who formerly served as our Chairman and CEO. The Board has no policy with respect to the separation of the offices of Chairman and CEO and determines the Board leadership model it believes is in the best interests of the Company from time to time. The Board has concluded that separating the roles of CEO and Chairman of the Board is the most effective leadership structure for the Company at the present time because it allows our CEO to focus on the operations of our business while the non-executive Chairman focuses on leading the Board in its responsibilities.

BOARD MEETINGS, EXECUTIVE SESSIONS AND INDEPENDENT BOARD LEADER

During 2020, the Board met eleven times and each director who served during that time attended at least 85% of the total number of Board meetings and of the meetings of the standing committees on which he or she then served. Our independent directors meet at regularly scheduled executive sessions at least semiannually without management representatives or non-independent directors present. Executive sessions generally coincide with regularly scheduled meetings of the Board. As provided in the Company's Corporate Governance Guidelines, executive sessions are chaired by the Independent Board Leader (who is either the non-executive Chairman of the Board or, if the CEO serves as Chairman, an independent director appointed as Lead Director by the independent members of the Board).

The responsibilities of the Independent Board Leader include:

  •
  presiding at meetings of the Board of Directors where the CEO is not present (including executive sessions of the independent directors);

  •
  developing agendas for Board meetings in close coordination with the CEO;

  •
  calling, coordinating and maintaining a record of meetings of independent directors as appropriate;

  •
  organizing the process pursuant to which the independent directors shall evaluate the performance of the CEO not less than annually, in consultation with the Nominating and Governance Committee;

  •
  overseeing the Board's efforts related to CEO succession planning, including the process to prepare for and smoothly execute any CEO transitions;

  •
  serving as a liaison between non-management directors and the CEO and other leadership team members, particularly with respect to sensitive matters;

  •
  participating in the director recruitment process along with the CEO and the Nominating and Governance Committee; and

  •
  being available to engage with shareholders on matters related to board governance and oversight as appropriate.

The Independent Board Leader is also available to receive direct communications from shareholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for the Company or perform other responsibilities.

ANNUAL MEETING ATTENDANCE

Our Corporate Governance Guidelines provide that members of the Board are expected to attend annual shareholders meetings and all continuing directors then serving attended the 2021 annual meeting.

BOARD COMMITTEES

The standing committees of the Board are the Audit and Finance Committee, the Compensation and Leadership Development Committee and the Nominating and Governance Committee. All the standing committees are comprised entirely of independent directors in accordance with the NYSE listing standards. The table below shows the current members of each of the committees and the number of meetings each committee held in 2020:

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Nominating and Governance Committee

Shantella E. Cooper		✓	✓

David E. Flitman	✓	✓

Daniel T. Henry	✓	✓

Tracy A. Leinbach		Chair	✓

Michael P. Muldowney	Chair		✓

Charles G. Ward, III	✓		Chair

Number of Meetings	6	7	6

Audit and Finance Committee

The principal functions of the Audit and Finance Committee include:

  •
  reviewing and discussing with the Company's independent auditors the scope and thoroughness of the independent auditors' examination and reports, and judgments made, and considering recommendations of the independent auditors;

  •
  reviewing and discussing with Company management analyses prepared, the scope and thoroughness of review, and judgments made;

  •
  appointing the independent auditor and pre-approving all services and related fees for the year;

  •
  preparing and approving the committee report required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to shareholders;

  •
  reviewing the independent auditor's qualifications, performance and independence;

  •
  reviewing the sufficiency and effectiveness of the Company's system of internal controls, including compliance with legal and regulatory requirements;

  •
  reviewing and discussing the Company's quarterly and annual filings on Form 10-Q and Form 10-K, respectively;

  •
  reviewing management's use of non-GAAP measures and metrics (including environmental, social and governance measures and metrics) and in particular how these measures are used to evaluate performance;

  •
  reviewing periodically the Company's antifraud programs and controls;

  •
  evaluating enterprise financial risk exposures and risk management policies;

  •
  reviewing financing and capital structure plans;

  •
  reviewing and recommending approval authority for capital expenditures, financings, acquisitions and divestments; and

  •
  performing other functions or duties deemed appropriate by the Board.

Our Board has determined that each member of the Audit and Finance Committee satisfies all applicable financial literacy requirements, each member meets the definition of an audit committee financial expert as defined by the SEC and each member is independent as defined by the listing standards of the NYSE.

The Audit and Finance Committee charter is posted in the "Governance Documents" section of our website at http://ir.veritivcorp.com.

Compensation and Leadership Development Committee

The principal functions of the Compensation and Leadership Development Committee include:

  •
  establishing, periodically reviewing and implementing the Company's compensation philosophy and overseeing the development and implementation of the compensation programs for the executive officers;

  •
  reviewing management's policies and strategies relating to the Company's human capital, including those regarding succession planning, diversity, internal pay equity, recruiting, retention and talent development;

  •
  determining the corporate and individual performance measures and objectives of the Company's executive officers;

  •
  assuring that the total compensation paid to the Company's executive officers is fair, equitable and competitive, based on an internal review and comparison to survey data;

  •
  approving and administering the terms and policies of the Company's long-term incentive compensation programs for executive officers;

  •
  approving and administering the terms and policies of the Company's short-term incentive compensation programs for executive officers;

  •
  approving the Company's performance achievement as measured against its incentive compensation plan metrics and the resulting payouts;

  •
  reviewing and approving employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits for executive officers;

  •
  reviewing and approving retirement and benefit plans for executive officers;

  •
  reviewing at least annually senior management succession planning and policies and programs for the development of leadership personnel;

  •
  preparing and approving the report of the compensation committee required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to shareholders; and

  •
  performing other functions or duties deemed appropriate by the Board.

The Compensation and Leadership Development Committee charter is posted in the "Governance Documents" section of our website at http://ir.veritivcorp.com.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee include:

  •
  developing qualifications/criteria for selecting and evaluating director nominees and evaluating current directors;

  •
  considering and proposing director nominees for election to the Board;

  •
  selecting candidates to fill Board vacancies as they may occur;

  •
  making recommendations to the Board regarding the committee membership;

  •
  conducting the annual CEO performance evaluation in consultation with the Independent Board Leader;

  •
  reviewing and making recommendations with respect to the compensation (including equity-based compensation) of non-employee directors, including the Independent Board Leader;

  •
  reviewing and discussing with Company management environmental, social and governance issues relating to the Company, its employees and operations and the Company's corporate responsibility policies and practices;

  •
  developing and generally monitoring our Corporate Governance Guidelines and procedures;

  •
  addressing possible and actual conflicts of interest and any other potential issues concerning a director's compliance with the Company's Code of Business Conduct and Ethics;

  •
  administering the annual evaluation of the Board; and

  •
  performing other functions or duties deemed appropriate by the Board.

The Nominating and Governance Committee charter is posted in the "Governance Documents" section of our website at http://ir.veritivcorp.com.

COMMUNICATIONS WITH THE BOARD

Interested parties who wish to communicate with members of the Board as a group, with non-employee or independent directors as a group, or with any individual directors, including with the Independent Board Leader, may do so by writing to Board Members c/o Corporate Secretary, Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. The directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the appropriate directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board's responsibility and will be forwarded to the appropriate officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

RELATED PERSON TRANSACTION POLICY

The Board recognizes that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with our senior management, the Board has enforced the conflict of interest provisions set forth in our Code of Business Conduct and

Ethics. All employees and members of the Board are subject to our Code of Business Conduct and Ethics. Additionally, we have adopted a written policy regarding review and approval or ratification of related party transactions by the Audit and Finance Committee (Related Person Transaction Policy). The Related Person Transaction Policy is posted in the "Governance Documents" section of our website at http://ir.veritivcorp.com.

The Company's Related Person Transaction Policy defines a Related Person as any person who is, or at any time since the beginning of our last fiscal year was:

  •
  a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to the Company to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the Company's common stock; and

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

For purposes of the Related Person Transaction Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

The Board has considered certain types of potential Related Person Transactions and preapproved them as not presenting material conflicts of interest. These transactions include (i) compensation paid to directors and executive officers that has been approved by the Board or the Compensation and Leadership Development Committee; (ii) transactions with another company in which the Related Person's interest derives solely from his or her service as a director of the other company that is a party to the transaction; (iii) transactions with another company in which the Related Person's interest derives solely from his or her direct or indirect ownership of less than 10% of the equity interest in another person (other than a general partnership interest) who is a party to the transaction; (iv) transactions where the Related Person's interest arises solely from the ownership of Company common stock and all holders of such common stock receive the same benefit on a pro rata basis (e.g., dividends); and (v) any transaction where the rates or charges are determined by competitive bids.

Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the General Counsel, who will then determine whether it should be submitted to our Audit and Finance Committee for consideration (or if it is not practicable or desirable for the Company to wait until the next regularly scheduled Audit and Finance Committee meeting, to the Chair of the Audit and Finance Committee). The Audit and Finance Committee, or where submitted to the Chair of the Audit and Finance Committee, the Chair, must then review and decide whether to approve any Related Person Transaction. The Audit and Finance Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company. When applicable, the Chair of the Audit and Finance Committee shall report to the Audit and Finance Committee at its next meeting any approval under the policy pursuant to the Chair's delegated authority. There were no Related Person Transactions from January 1, 2019 through the date of this proxy statement.

BOARD ROLE IN RISK OVERSIGHT

Management is responsible for identifying and prioritizing enterprise risks facing the Company. The Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain and governance matters and for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, information technology and cybersecurity, compensation and compliance risks with management.

The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk, including internal control over financial reporting, related to our capital structure and significant financial exposures, and regularly evaluates financial risks associated with such programs.

The Compensation and Leadership Development Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to our governance structure and processes, including whether they are successful in preventing illegal or improper liability-creating conduct.

The Board is kept informed of each committee's risk oversight and other activities via regular reports of the committee chairs to the full Board. The Board discusses the risks and exposures, if any, involved in the committee reports, as necessary. The Board also receives periodic updates regarding the Company's environmental and social-related initiatives and progress. Recent initiatives include the Company's adoption of an Environmental, Health and Safety Policy Statement and a Human Rights Policy Statement. These policy statements are posted in the "Governance Documents" section of our website at http://ir.veritivcorp.com. The Board also reviews environmental and social risks and opportunities as part of its review of Company strategy.

DIRECTOR COMPENSATION

Cash Compensation.    Annual cash retainers payable to our non-employee directors for 2020 were as follows (prorated as appropriate for length of service in the respective role):

  •
  Director retainer—$85,000

  •
  Non-Executive Chairman of the Board retainer—$130,000

  •
  Presiding Director cash retainer—$25,000

  •
  Audit and Finance Committee chair retainer—$25,000

  •
  Compensation and Leadership Development Committee chair retainer—$15,000

  •
  Nominating and Governance Committee chair retainer—$12,000

In connection with the CEO transition effective September 30, 2020, we split the offices of Chairman of the Board and CEO. At that time, the Presiding Director retainer ceased, and the non-executive Chairman of the Board retainer commenced.

In response to the COVID-19 pandemic, the non-employee directors agreed to reduce their annual director retainers by 50% in the second quarter of 2020.

We do not provide any per-meeting compensation to any of our directors. All our directors are reimbursed for their reasonable costs and expenses incurred in attending our Board meetings.

Stock-Based Compensation.    Each of our non-employee directors also receive an annual stock award with a grant date fair value of $140,000 following their election at the annual meeting of shareholders. The stock awards granted to our directors are made pursuant to the Veritiv Corporation 2014 Omnibus Incentive Plan. These awards of common stock may, at the director's option, be deferred into fully-vested shares of phantom stock.

2020 Director Compensation Table.    The following table summarizes the compensation that we paid or awarded to our non-employee directors during 2020. Neither Ms. Laschinger nor Mr. Abbate received compensation for their service as a director. Information regarding compensation for Ms. Laschinger and Mr. Abbate can be found in the Executive Compensation section of this proxy statement.

Name	Fees Earned or Paid in Cash	Stock-based Awards(1)(2)	Total

Shantella E. Cooper	$67,292	$140,000	$207,292

David E. Flitman	$74,375	$140,000	$214,375

Daniel T. Henry	$82,375	$140,000	$222,375

Tracy A. Leinbach	$89,375	$140,000	$229,375

Stephen E. Macadam	$99,792	$140,000	$239,792

William E. Mitchell	$24,792		$24,792

Michael P. Muldowney	$99,375	$140,000	$239,375

Charles G. Ward, III	$88,792	$140,000	$228,792

John J. Zillmer	$33,125		$33,125

(1)
The amounts disclosed in the "Stock-based Awards" column represent the aggregate grant date fair value of stock awards granted during 2020 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). The reported amount represents the annual stock-based compensation target of $140,000 for 2020. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating the amounts reported.

(2)
As of December 31, 2020, each non-employee director held the following number of deferred share units and shares of phantom stock:

Name	Deferred Share Units	Phantom Stock	Total

Shantella E. Cooper	—	13,270	13,270

David E. Flitman	—	24,866	24,866

Daniel T. Henry	8,649	—	8,649

Tracy A. Leinbach	8,649	18,216	26,865

Stephen E. Macadam		13,270	13,270

William E. Mitchell(1)	—	—	—

Michael P. Muldowney	8,649	25,043	33,692

Charles G. Ward, III	8,649	25,043	33,692

John. J. Zillmer(1)	—	—	—

(1)
Resigned from the Board of Directors effective as of the April 2020 annual meeting of shareholders.

Director Stock Ownership Guidelines.    Our director stock ownership guidelines require each of our non-employee directors to retain Veritiv common stock received in the form of equity awards until such time as he or she achieves and maintains an aggregate value of Veritiv common stock equal to five times his or her then current annual cash retainer. For purposes of these guidelines, stock holdings will be deemed to include deferred share units, notional share units for stock awards deferred pursuant to the Veritiv Deferred Compensation Plan and/or outright stock grants. Mr. Abbate is subject to the executive stock ownership guidelines described later in this proxy statement.

The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting practices, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP (Deloitte), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In connection with its oversight function, the Audit and Finance Committee is directly responsible for the appointment, retention and termination, evaluation and compensation of our independent registered public accounting firm, and such firm reports directly to the Audit and Finance Committee. In selecting Deloitte to serve as our independent registered public accounting firm for 2021, the Audit and Finance Committee considered a number of factors, including:

  •
  Deloitte's performance during 2020 and in previous years, including the quality of Deloitte's services, the sufficiency of Deloitte's resources and the quality of the Audit and Finance Committee's ongoing discussions with Deloitte, including the professional resolution of accounting and financial reporting matters with Deloitte's national office;

  •
  the professional qualifications of Deloitte, the lead audit partner and other key engagement partners;

  •
  Deloitte's independence program and its processes for maintaining its independence;

  •
  Deloitte's tenure as our independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

  •
  the appropriateness of Deloitte's fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms);

  •
  consideration of Deloitte's known legal risks and significant proceedings that may impair their ability to perform our annual audit; and

  •
  the results of management's and the Audit and Finance Committee's annual evaluations of the qualifications, performance and independence of Deloitte.

Additionally, when the audit engagement partner is due to rotate off the Company's audit team following five years of service, the Audit and Finance Committee is involved in the selection of the audit engagement partner.

In this context, the Audit and Finance Committee hereby reports as follows:

    (1)       The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal year 2020 with management.

    (2)       The Audit and Finance Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

    (3)       The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence.

    (4)       Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

This Audit and Finance Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Exchange Act.

AUDIT AND FINANCE COMMITTEE Michael P. Muldowney, Chair David E. Flitman Daniel T. Henry Charles G. Ward, III

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by our independent registered public accounting firm during that calendar year, before any such work commences. The Chair of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chair may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chair will report his or her approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting, which may be called in the absolute discretion of the Chair, and such amounts are subject to Committee ratification. The Chair may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chair and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2020 and 2019 were as follows:

Aggregate Fees For Professional Services	2020	2019

Audit Fees	$2,914,695	$3,150,000

Audit-Related Fees	398,599	360,685

Tax Fees	—	20,275

All Other Fees	—	—

Total	$3,313,294	$3,530,960

Audit Fees.    Audit fees for the years ended December 31, 2020 and 2019 were for professional services rendered by Deloitte for the audits of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.    Audit-Related fees for year ended December 31, 2020, consisted of services in connection with a secondary offering of Company common stock, statutory audits of certain of the Company's international subsidiaries, subscription to Deloitte's Accounting Research Tool, and reviews of the Company's SEC filings not included under Audit fees above. Audit-Related fees for the year ended December 31, 2019 consisted of services in connection with statutory audits of certain of our international subsidiaries, subscription to Deloitte's Accounting Research Tool and reviews of the Company's SEC filings not included under Audit fees above.

Tax Fees.    There were no tax fees for the year ended December 31, 2020. Tax fees for the year ended December 31, 2019 consisted of compliance and planning advice related to federal, state and international tax matters.

All Other Fees.    There were no other fees for the years ended December 31, 2020 and 2019.

Our Audit and Finance Committee, pursuant to its charter, has appointed Deloitte as our independent registered public accounting firm for 2021. Deloitte has served in this capacity since 2013.

While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of good corporate governance, that the shareholders ratify the appointment of Deloitte as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for shareholder rejection and may consider whether to retain Deloitte or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Veritiv or our shareholders.

A formal statement by representatives of Deloitte is not planned for the annual meeting. However, Deloitte representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY
RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2021

EXECUTIVE SUMMARY

We are a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, we provide print and publishing products, logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, we have distribution centers throughout the U.S., Canada and Mexico, and team members around the world helping shape the success of our customers. Approximately 6,400 employees strong, we are driven by our Values: Integrity, One Team, People Commitment, Customer Focus, Operational Excellence and Passion for Results.

During 2020, the Company underwent a leadership change. On September 30, 2020, Mary A. Laschinger retired from the Company as Chairman and Chief Executive Officer, and was succeeded as CEO by Salvatore A. Abbate, our former Chief Operating Officer. Upon his promotion to CEO, and in consideration of relevant market data, Mr. Abbate's base salary was set at $800,000, his annual target short term incentive was set at 120% of his base salary, and his target annual equity grant was set at $2.25 million. The increase in Mr. Abbate's base salary and cash based incentive were prorated for 2020 to reflect these changes. As part of the CEO transition, independent director Stephen E. Macadam was appointed Chairman of the Board.

For 2020, our executive compensation program continued to evolve to further support the Company's strategy and reinforce the Company's pay-for-performance philosophy. Our key compensation changes for 2020 reflect our focus on transforming our business to become a leading packaging solutions business, and on delivering value creation for our shareholders, by growing revenue, improving margins and cash flow, reducing costs and driving growth in our packaging business. The specific changes are described below.

Design consideration	What we did

Annual and long-term incentive metrics should be differentiated.	For our 2020 LTI performance-based grants, we replaced adjusted earnings before income taxes, depreciation and amortization (Adjusted EBITDA) with Packaging gross profit dollar growth and return on invested capital (ROIC) (with a relative Total Shareholder Return (TSR) modifier applied to each metric) as the performance metrics in our LTI program design. These changes eliminated a duplicate metric in our annual and long-term programs.
We retained Adjusted EBITDA and Free Cash Flow as the performance metrics in the AIP.

Long-term incentive metrics should be longer term than one year.	For our 2020 LTI program grants, annual performance targets were set prior to the three-year performance period.
Further, for 2020 we added a relative TSR modifier to the performance-based component of the LTI program award, measured over the entire three-year performance period.
These awards will be settled in cash in order to reduce their dilutive effect.

Ensure a strong linkage to share price.	Increased the RSU component of the LTI program award from 20% to 34% and added a relative TSR modifier on the performance-based component of the LTI program award.

Review peer group.	We revised our peer group to be more reflective of our Company's size and our industry. We are positioned near the median of the peer group for 2020 in terms of revenue.

KEY CHANGES FOR 2020

We made several key changes for 2020, as described in our proxy statement last year. These changes reflect feedback from our shareholders and will support our transformation to a packaging solutions business and are designed to help drive growth.

  •
  We made changes to our long-term incentive program to better align with shareholder feedback, business dynamics and market practice. Specifically, the changes include:

  –
  Differentiating metrics in our annual and our long-term incentives. The LTI program will help drive growth in our Packaging segment and increase focus on ROIC, while the AIP continues to drive focus on our Adjusted EBITDA and Free Cash Flow results.

  –
  Managing dilution by granting cash-settled performance units in 2020. Our intent is to use cash-settled LTI for an interim period of time while we focus on driving growth, increasing our value to shareholders and managing our dilution. A modifier (which could result in an upward or downward adjustment on payouts) based on our relative TSR results maintains the tie to our share price.

    –
    Setting our annual LTI performance targets in advance of the three-year performance period and measuring relative TSR over the entire three-year performance period.

  •
  We made changes to our compensation and relative TSR peer groups to better reflect our evolution to a packaging solutions business and our current industry and business dynamics. These changes to our compensation peer group are part of our ongoing effort to ensure our peer group closely aligns with our go-forward business focus and strategy. Given the limited number of direct competitors that are publicly traded and that we compete for talent from a broader group of companies than just distribution companies, we expanded our screening criteria to include distribution companies as well as companies in the packaging and paper industry to help inform 2020 pay decisions. The resulting group of companies reflects our industry and provides a robust sample of companies to help inform the Committee's decisions

		Paper & Packaging

2020 Compensation Peer Group	Distribution	Paper	Packaging	2020 Revenues ('000s)

Core-Mark Holding Company, Inc.	✓			$13,329
LKQ Corporation	✓			$12,506
W.W. Grainger, Inc.	✓			$11,486
Office Depot, Inc.	✓			$10,647
Univar Solutions Inc.	✓			$9,287
Berry Global Group, Inc.			✓	$9,722
Anixter International Inc.(1)	✓			$8,712
SpartanNash Company	✓			$8,536
WESCO International, Inc.	✓			$8,359
Beacon Roofing Supply, Inc.	✓			$7,059
Avery Dennison Corporation		✓	✓	$7,070
Packaging Corporation of America		✓	✓	$6,964
R.R. Donnelley & Sons Company		✓		$6,276
HD Supply Holdings, Inc.(2)	✓			$3,872
Graphic Packaging Holding Company			✓	$6,160
Sonoco Products Company		✓	✓	$5,374
Domtar Corporation		✓	✓	$5,220
Sealed Air Corporation			✓	$4,791
Watsco, Inc.	✓			$4,770
MRC Global Inc.	✓			$3,662
LSC Communications, Inc.(3)		✓		$3,487
Resolute Forest Products Inc.		✓		$2,923
Verso Corporation		✓		$2,444

75th Percentile				$9,000
50th Percentile				$6,964
25th Percentile				$4,781

Veritiv Corporation				$6,346
Positioning				46P

(1)
Subsequent to constructing the fiscal 2020 peer group, Anixter entered into a definitive agreement to be acquired by Wesco.

(2)
Subsequent to constructing the fiscal 2020 peer group, HD Supply entered into a definitive agreement to be acquired by The Home Depot.

(3)
Subsequent to constructing the fiscal 2020 peer group, LSC Communications filed for business reorganization under Chapter 11.

SHAREHOLDER ENGAGEMENT

We have a history of shareholder engagement dating back to 2018. For 2020, we continued our commitment to shareholder engagement.

Shareholder Engagement Following Our 2020 Say on Pay Vote	% of Outstanding Share

Reached out to our top 15 institutional shareholders	Approximately 75% of outstanding shares represented

Engaged with four shareholders	Approximately 50% of outstanding shares represented

Based on the shareholder engagement we conducted in 2019 and 2020, we believe our shareholders are supportive of these changes to our compensation program. Our Say on Pay vote also improved in 2020 to 88% support, from 59% support in 2019. Given the level of support from shareholders and our belief that the current compensation program effectively supports our business strategy, we intend to keep the compensation program substantially the same in 2021.

OUR PERFORMANCE CULTURE AND COMPENSATION PHILOSOPHY

Our Compensation Philosophy

Our compensation philosophy is to design programs to foster an environment of collaboration, enthusiasm and drive, with a passion for success and an expectation to win, to enable us to create a successful company that meets our commitments to shareholders, customers and employees. We do this by:

•
Aligning with Shareholders.  The interests of our shareholders are important to us, and our programs and practices are intended to align the interests of our executive officers and other senior leaders with the interests of our shareholders.

•
Driving a Pay for Performance Culture.  We reward employees based on performance and their individual contributions that support our success and we motivate employees to strive to exceed performance targets. The pay of our executive officers and other senior leaders is linked to key performance measures and financial results to align with our long-term vision and growth.

•
Aligning with Competitive Practices.  We pay competitively with similar companies to attract and retain key talent and outstanding leaders.

•
Designing Cost-Effective and Affordable Programs.  We design our compensation and benefit programs to be cost-effective and affordable.

Pay and Performance Alignment in Our Target Compensation Mix

The majority of our target compensation is performance-based. Performance-vested equity awards comprise the largest component of the CEO's and the other NEOs' target compensation. The pie chart for the NEOs is an average for the NEO group. The charts below show the target compensation mix for 2020

Our CEO's Target Compensation Mix	Our Other NEO's Target Compensation Mix (Average)(1)

(1)
This Compensation Mix reflects regular pay components for our NEOs (excluding Guilherme Nebel de Mello, because of his limited service as Interim Principal Financial Officer during 2020) and does not include temporary pay reductions implemented in 2020 in response to COVID-19.

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and revises policies and practices as appropriate. Our current compensation practices and policies incorporate and reflect the following:

What We Do

Welcome and initiate direct engagement with shareholders.

Align programs with the interests of shareholders.

Pay for performance.

Mitigate risk of compensation programs by balancing short-term and long-term incentives with different financial metrics to encourage the business to grow in a balanced, sustainable manner.

Have strong stock ownership guidelines and a share retention policy.

Use an independent compensation consulting firm, engaged by and reporting directly to the Committee, which provides no other services to the Company.

Provide reasonable post-employment severance provisions.

Provide double trigger vesting for change in control related cash severance payments and stock award vesting.

Permit the recapture ("clawback") of both annual and long-term incentive compensation in the event of a material negative restatement.

What We Do Not Do

No dividends or dividend equivalents on unearned, unvested or unpaid performance units.

No backdating or repricing of stock options.

No tax gross-ups on perquisites except for limited expenses related to relocation.

No pledging of Company stock by executive officers or directors.

No hedging transactions or short sales by executive officers or directors.

No excise tax gross-ups upon a change in control.

No pension or supplemental executive retirement programs except frozen legacy plans and certain union plans (that do not apply to our NEOs).

OUR NAMED EXECUTIVE OFFICERS

The following table sets forth information for our Named Executive Officers (NEOs) for 2020.

Name	Current Position

Salvatore A. Abbate	Chief Executive Officer

Mary A. Laschinger	Former Chairman and Chief Executive Officer

Stephen J. Smith	SVP and Chief Financial Officer

Guilherme Nebel de Mello	Former Interim Principal Financial Officer

Daniel J. Watkoske	SVP, Print and Publishing

Tracy L. Pearson	SVP, Supply Chain Operations

Mark W. Hianik	SVP, General Counsel and Corporate Secretary

Mr. Abbate succeeded Ms. Laschinger as Chief Executive Officer effective September 30, 2020. Mr. Abbate previously served as the Company's Chief Operating Officer.

Ms. Laschinger served as our Chairman and Chief Executive Officer until her retirement from the Company, effective September 30, 2020.

Mr. Nebel was appointed Interim Principal Financial Officer and Treasurer on February 19, 2020 by the Board of Directors to serve in the role while Mr. Smith was recuperating from a medical procedure. On April 10, 2020 Mr. Nebel resigned as Interim Principal Financial Officer as Mr. Smith resumed the role. Mr. Nebel continued as the Company's Vice President Financial Planning and Analysis and Treasurer.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program has three elements: base salary, annual bonus and long-term incentives. The chart below displays these elements as they were for 2020.

What We Pay and Why: 2020 Compensation Program

Base Salary

We provide base salary, a fixed element in our compensation program, to attract and retain talent. The Committee determines a base salary for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness, input from the Committee's independent compensation consultant and individual performance. Shown below are the 2020 annualized base salaries for our NEOs.

Executive	2019 Base Salary	2020 Base Salary	% Change

Mr. Abbate (1)	$580,000	$800,000	+37.9%

Ms. Laschinger	$1,025,000	$1,025,000	0%

Mr. Smith	$592,275	$592,275	0%

Mr. Nebel (2)	$252,000	$290,000	+15.1%

Mr. Watkoske	$560,000	$560,000	0%

Ms. Pearson	$560,000	$560,000	0%

Mr. Hianik	$515,000	$515,000	0%

(1)
Reflects 2019 base salary for former Chief Operating Officer role and 2020 annual base salary as Chief Executive Officer.

(2)
Reflects 2019 base salary and market-based increase effective February 1, 2020.

In response to the COVID-19 pandemic, the Company temporarily reduced the salaries of senior leaders by 10-50%. The temporary salary reductions applied from April 1, 2020 to June 30, 2020 and were as follows: Ms. Laschinger: 50%, Mr. Abbate 25%, Mr. Smith 20%, Mr. Watkoske: 20%; Ms. Pearson: 20%; Mr. Hianik 20%; and Mr. Nebel: 15%.

The Committee set the base salary compensation for our new CEO at $800,000 upon considering relevant market data.

Annual Incentive Program

Our AIP provides awards based on individual and company performance, and is governed by our 2015 Annual Incentive Plan. We believe strong earnings and healthy working capital are key drivers in creating long-term shareholder value. For this reason, our AIP motivates executives to focus on optimizing profitable revenue, reducing costs and maximizing efficiency of resources. We use Adjusted EBITDA and Free Cash Flow to measure earnings and working capital.

  •
  We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization and other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset based lending facility.

  •
  We define Free Cash Flow as net cash flow from / used for operating activities adjusted for capital expenditures, changes in bank overdrafts, cash payments relating to other adjustments as may be permitted in determining the Company's "Consolidated EBITDA"

    pursuant to the Company's asset based lending facility and adjustments for any extraordinary items as determined by the Committee.

AIP Financial Goal Setting

Each year, the Committee sets Company performance goals to fund the AIP bonus pool. The Committee sets target goals for Adjusted EBITDA and Free Cash Flow at the beginning of the year based on input from management regarding our expected performance in the upcoming year. The target goals for 2020 were as follows:

		2020 Goals

Financial Metric	Weighting	Threshold (Equates to 25% AIP Funding)	Target (Equates to 100% AIP Funding)	Maximum (Equates to 200% AIP Funding)

Adjusted EBITDA	75%	$130 Million	$147 Million	$177 Million

Free Cash Flow	25%	$40 Million	$70 Million	$100 Million

AIP Calculation

The Committee may adjust an award up or down to reflect the Committee's assessment of each NEO's individual performance, including contributions to our financial performance for the year and achievements in areas that are not as readily quantifiable.

We calculated our 2020 AIP awards as shown below:

AIP Award Targets

Each year, the Committee determines an AIP target for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's compensation consultant. Shown below are the 2020 AIP target opportunities for each of our NEOs.

NEO	2020 Base Salary	AIP Target (%)	AIP Target ($)

Mr. Abbate	$800,000	120%	$960,000

Ms. Laschinger	$1,025,000	130%	$1,332,500

Mr. Smith	$592,275	85%	$503,400

Mr. Nebel(1)	$290,000	45%	$131,800

Mr. Watkoske	$560,000	75%	$420,000

Ms. Pearson	$560,000	75%	$420,000

Mr. Hianik	$515,000	65%	$334,800

(1)
Mr. Nebel's target is part of his ongoing compensation as VP, Financial Planning and Analysis and Treasurer.

For 2020, commensurate with his promotion to CEO, the Committee increased Mr. Abbate's AIP target to 120% of his base salary; this change was applied on a prorated basis for the portion of the year following his promotion.

2020 Company Performance

Our formulaic overall AIP funding based on Adjusted EBITDA and Free Cash Flow performance for 2020 was 200%. However, the Committee made a determination to cap funding at 170% based on its overall assessment of the business environment and results for the Company.

Financial Metric	2020 Target (Equates to 100% AIP Funding)	2020 Actual	Weighting	AIP Funding

Adjusted EBITDA	$147M	$188M	75%	200%

Free Cash Flow	$70M	$266M	25%	200%

Company Performance Factor				170%

Individual Performance Adjustment and Actual Payouts

The Committee retains the ability to exercise discretion to modify individual award payments to differentiate for individual performance. No individual performance adjustments were made for 2020 AIP awards for our NEOs other than Mr. Nebel. Mr. Nebel's individual performance factor was 115% reflecting the additional risks and responsibilities he assumed while serving as Interim Principal Financial Officer for a portion of 2020. Shown below are actual 2020 AIP payouts for each of our NEOs.

NEO	Target	Company Performance Factor	2020 AIP Payout ($)

Mr. Abbate(1)	$588,678	170%	$1,000,753

Ms. Laschinger(2)	$1,332,500	N/A	$997,555

Mr. Smith	$503,400	170%	$855,780

Mr. Nebel	$129,725	170%	$253,613

Mr. Watkoske	$420,000	170%	$714,000

Ms. Pearson	$420,000	170%	$714,000

Mr. Hianik	$334,800	170%	$569,160

(1)
Reflects blended target for service as COO and CEO, prorated for service in each role.

(2)
Prorated and capped at target for Ms. Laschinger's service during 2020 pursuant to Ms. Laschinger's Separation Agreement.

Long-Term Incentive Program In Place for Grants in 2020

Our LTI program rewards NEOs for creating sustained shareholder value, drives strong financial results and helps retain and motivate executives by aligning their interests with those of our shareholders.

Our 2020 LTI program grants were made as of January 1, 2020. Cash Performance-Based Units (PBUs) comprised 66% of our NEOs' long-term incentives, which may be modified by up to 20% based on Veritiv's relative TSR performance. Time-vested RSUs comprised the remaining 34%. PBUs vest based on ROIC, Packaging gross profit dollar growth, and TSR relative to a peer group of companies, as well as continued service. We grant all awards under the Veritiv Corporation 2014 Omnibus Incentive Plan. Our NEOs received the same mix of PBUs and RSUs with the same performance terms and other conditions as other equity-eligible U.S. employees.

LTI Program Award Targets

We determine LTI target opportunities by the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's compensation consultant. Shown below are the 2020 annual LTI targets and grant values for each of our NEOs.

NEO	Base Salary on Grant Date	LTI Target (%)	LTI Target ($)

Mr. Abbate (target as COO)	$580,000	190%	$1,102,000

Ms. Laschinger	$1,025,000	450%	$4,612,500

Mr. Smith	$592,275	200%	$1,184,600

Mr. Nebel	$252,000	36%	$99,600

Mr. Watkoske	$560,000	140%	$784,000

Ms. Pearson	$560,000	140%	$784,000

Mr. Hianik	$515,000	140%	$721,000

Annual LTI grants occurred prior to Mr. Abbate's promotion to CEO, and the award in the table above is reflective of his LTI opportunity as COO.

For 2021, the Committee determined that Mr. Abbate's LTI target will be $2,250,000. For 2020, to recognize Mr. Abbate's promotion and further tie his compensation to Company performance, the Committee awarded a one-time grant of restricted stock units, having a grant value of $500,000. This award will vest in equal installments on the third and fourth anniversaries of the grant date, assuming continued employment, and settle in shares of the Company's common stock on a one-for-one basis.

Company Performance – Return on Invested Capital

In 2020, we delivered 33% of the grant value in PBUs that are earned based on the Company's Return on Invested Capital as well as continued service. For the 2020 grant, we measure ROIC performance over three one-year performance periods, averaging the performance for each one-year period, with performance goals set at the beginning of the three-year performance cycle. We use ROIC as a measure to assess our business, it is a key driver of long-term shareholder value and our leaders understand it and evaluate performance against it. The award is earned following the three-year performance period.

Company Performance – Packaging Gross Profit Dollar Growth

In 2020, we delivered 33% of the grant value in PBUs that are earned based on the Company's Packaging division gross profit dollar growth. Packaging gross profit dollar growth is an important measure of our business transformation, and is measured over three one-year performance periods, averaging the performance for each one-year period, with performance goals set at the beginning of the three-year performance cycle.

Company Performance – Relative TSR

The PBUs granted based on ROIC and Packaging gross profit dollar growth may be modified by up to 20% based on Veritiv's TSR performance relative to the peer group listed below. Relative TSR will be measured over a three-year period beginning January 1, 2020 and ending on December 31, 2022, as follows:

Ranking vs. Peers	Modifier

75th Percentile or higher	+20%

25th - 50th Percentile	No modification

< 25th Percentile	–20%

The TSR Performance Peer Group for the 2020 TSR modifier was comprised of the publicly traded companies shown below. Each of these companies has at least $300 million in revenues and is in an industry that is generally impacted by the same economic factors and trends as Veritiv.

TSR Performance Peer Group for 2020 Awards

Company

Applied Industrial Technologies, Inc.

Avery Dennison Corporation*

Beacon Roofing Supply, Inc.*

Brady Corporation

Deluxe Corporation

Domtar Corporation*

Ennis, Inc.

Fastenal Company

Genuine Parts Company

Graphic Packaging Holding Company*

International Paper Company

Kaman Corporation

LSC Communications, Inc.*(1)

MSC Industrial Direct Co., Inc.

Neenah Inc.

Office Depot, Inc.*

P. H. Glatfelter Company

Packaging Corporation of America*

R. R. Donnelley & Sons Company*

Resolute Forest Products, Inc.*

Sealed Air Corporation*

Sonoco Products Company*

Univar Solutions Inc.*

W. W. Grainger, Inc.*

Watsco, Inc.*

*
Also in 2020 Compensation Benchmarking Peer Group.
(1)
LSC Communications filed for business reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2020 and is considered to have –100% TSR for performance calculation.

Vesting of 2018 LTI Program Awards

The information below pertains to the portion of the performance share units (PSUs) granted in 2018 that vested in 2021. The number of shares delivered to our executives (in 2021) based on company performance was 95% of the units granted in 2018. The value delivered to our executives upon vesting is based on both company performance and our stock price. Shown below is our performance against Adjusted EBITDA and relative TSR goals for the LTI grant made in 2018 (paid in 2021) for each of the completed cycles in the performance period.

2018 Grant

Performance Metric	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Weighted Average % of Target Payout

	2018			2019			2020			Average

Adjusted EBITDA (millions)	$185	$185.4	103%	$200	$155	56%	$147	$188	170%	110%

	2018			2018 - 2019			2018 - 2020			Average

Relative TSR	50th Percentile	71st Percentile	154%	50th Percentile	14th Percentile	0%	50th Percentile	18th Percentile	0%	51%

Actual Performance to Date for Unvested PSUs

Shown below is our performance against Adjusted EBITDA and relative TSR goals for the LTI grant made on January 1, 2019 (to be paid in 2022) for each of the completed cycles in the performance period.

2019 Grant

Performance Metric	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Weighted Average % of Target Payout*

	2019			2020			2021			Average

Adjusted EBITDA (millions)	$200	$155	56%	$147	$188	170%	$210			109%

	2019			2019 - 2020			2019 - 2021			Average

Relative TSR	50th Percentile	7th Percentile	0%	50th Percentile	14th Percentile	0%	50th Percentile			33%

*
Assumes 100% of target payout for cycles not yet completed.

2020 LTI Award Overview for NEOs

Compensation Process

Our Board evaluates the CEO's performance. The Committee reviews, evaluates and recommends to the Board any changes to the CEO's compensation, including base salary, annual incentive and long-term incentive compensation.

For other executive officers (including the NEOs), our CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term incentive compensation. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

In making these compensation decisions, the Committee considers input from the Committee's independent compensation consultant and uses several resources and tools, including competitive market information.

Peer Group and Compensation Benchmarking

Compensation levels are not based solely on peer comparisons or benchmarking. Marketplace information is one of several factors considered in establishing and assessing the reasonableness of compensation. Other factors considered include the scope and complexity of the role, internal comparisons, and an incumbent's experience and contributions.

Our compensation peer group is reviewed annually to ensure it is appropriate in terms of business focus, company size and financials.

To help inform 2020 pay decisions, the Committee, with support from its independent compensation consultant, identified a group of peer companies who are traded on a major U.S. exchange, in similar industries to where we compete and with reasonably comparable revenues.

In addition to the compensation peer group, we also referenced general industry data from Aon's Total Compensation Measurement® Database for companies of a comparable size to us.

As disclosed in the 2020 proxy, the chart below shows the companies used to inform 2020 compensation decisions (the 2020 Compensation Peer Group) in comparison to the companies used to inform 2019 compensation decisions (2019 Compensation Peer Group).

2019 Compensation Peer Group (n=19)	2020 Compensation Peer Group (n=23)

Anixter International Inc.	Anixter International Inc.
Arrow Electronics, Inc.^	Avery Dennison Corporation*
Avnet, Inc.^	Beacon Roofing Supply, Inc.*
CDW Corporation^	Berry Global Group, Inc.*
Core-Mark Holding Company, Inc.	Core-Mark Holding Company, Inc.
Fastenal Company^	Domtar Corporation*
Genuine Parts Company	Graphic Packaging Holding Company*
HD Supply Holdings, Inc.	HD Supply Holdings, Inc.
Insight Enterprises, Inc.^	LKQ Corporation
LKQ Corporation	LSC Communications, Inc.*
MRC Global Inc	MRC Global Inc
Office Depot, Inc.	Office Depot, Inc.
SpartanNash Company	Packaging Corporation of America*
SYNNEX Corporation^	R.R. Donnelley & Sons Company*
Tech Data Corporation^	Resolute Forest Products, Inc.*
United Natural Foods, Inc.^	Sealed Air Corporation*
W.W. Grainger, Inc.	Sonoco Products Company*
WESCO International, Inc.	SpartanNash Company
Univar Solutions Inc.*
Verso Corporation*
W.W. Grainger, Inc.
Watsco, Inc.*
WESCO International, Inc.

^
Removed from peer group for 2020.
*
New to peer group in 2020.

Role of the Committee's Compensation Consultant

The Committee retained Semler Brossy Consulting Group (Semler Brossy) as its independent compensation consultant. In 2020, Semler Brossy provided research, data analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees and kept the Committee apprised of regulatory developments and market trends related to executive compensation practices.

In 2020, our independent compensation consultants attended regular meetings of the Committee virtually at the Committee's request, were available to participate in executive sessions and communicated directly with the Committee without management present.

At least annually, the Committee assesses consultant independence, taking into consideration several relevant factors, including the factors specified in the NYSE listing standards. Semler Brossy provided the Committee with confirmation of its independent status. The Committee believes that Semler Brossy has been independent throughout 2020 and there is no conflict of interest between Semler Brossy and the Committee or the Company.

OTHER COMPENSATION AND BENEFIT PROGRAMS

A summary of our benefit programs is provided below.

BENEFIT PROGRAMS
Health and Wellness	Retirement and Savings
• To protect employees against financial catastrophes that can result from illness, disability, and death	• To encourage employees to save for their retirement needs and to attract and retain talent
• NEOs participate in the same benefit plans as the broader non-union employee population of the Company	• NEOs participate in the same benefit plans as the broader non-union employee population of the Company
• Includes medical, dental, and disability • Cost shared between the employee and the Company	• No special or enhanced formulas or retirement plans for NEOs • Includes retirement savings plan and deferred compensation plans

Retirement Plans

Our NEOs participate in the Veritiv Retirement Savings Plan (401(k) Plan), which is the same retirement program provided to our salaried non-union employees. The 401(k) Plan allows eligible participants to contribute up to legal limits and provides a Company matching contribution of 100% on the first 3% of pay contributed plus 50% on the next 2% of pay contributed, again subject to legal limits. We do not maintain any defined benefit plans for our NEOs.

Non-qualified Deferred Compensation Plans

Our NEOs may elect to participate in the Veritiv Deferred Compensation Savings Plan (Deferred Compensation Plan) for eligible participants. Under the Deferred Compensation Plan, participants may elect to defer up to 85% of their base salary or commissions and up to 85% of their annual incentive bonus. None of our NEOs has elected to participate in the Deferred Compensation Plan during fiscal 2020.

Benefits

We provide market-based health and wellness programs designed to attract and retain talent, and to protect our employees against financial catastrophes that result from illness, disability and death. Our NEOs participate in the same benefit programs as our salaried non-union employees. These benefits include medical, dental, life and disability insurance coverage.

Severance

We maintain an Executive Severance Plan for our NEOs and approximately 15 other executives. We adopted the Executive Severance Plan to provide some certainty of compensation in the event of a separation of employment. The certainty afforded by severance compensation fosters a long-term perspective and permits executives to focus on executing our strategy and enhancing sustainable shareholder value without undue concern or distraction.

We design our severance policies to be market competitive and to aid in attracting and retaining experienced executives. We believe the protection they provide, including the level of severance payments and post-termination benefits, is appropriate in terms of fostering long-term value enhancing performance, and within the range of competitive practices, thereby facilitating recruitment and retention of key talent.

The Executive Severance Plan provides for certain separation payments and limited benefit continuation in the event of a Company-initiated termination of employment without cause or a termination initiated by certain senior executives, including certain NEOs, based on good reason. In line with competitive practices, the separation payments and benefits are enhanced should the termination occur within six months prior to or within two years after a change in control. Subject to the terms of any equity-based compensation award that provides for more favorable treatment, the Executive Severance Plan also provides that, under certain circumstances, any unvested equity or equity-based awards held by the NEO will become vested on a full or prorated basis through the date of termination, depending on the participant level and whether the termination is in connection with a change in control.

Under the Executive Severance Plan, we may cease payments to an executive if he or she violates restrictive covenants (including non-competition, non-solicitation of customers or employees, and non-disclosure of confidential information).

We also have change in control provisions in our equity award agreements that apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

On September 18, 2020, the Board, upon recommendation of the Committee, approved changes to the Company's Executive Severance Plan, effective September 30, 2020. Historically, the Company's Chief Executive Officer has entered into a standalone employment agreement with the Company and has not been a party to the Company's Severance Plan. Going forward, the Chief Executive Officer will no longer enter into a separate employment agreement and will instead be subject to the terms of the Severance Plan, as amended. Under the Severance Plan, as amended, the Chief Executive Officer will be entitled to certain separation payments and welfare benefits following his termination, subject to the applicable terms of the Executive Severance Plan.

More information regarding separation and change in control arrangements is provided in the section entitled "Potential Payments to Named Executive Officers Upon Termination or Change in Control" below.

EMPLOYMENT AGREEMENT

We do not have employment agreements with any of the NEOs.

In December 2017, in order to maintain continuity of leadership for an extended period, focus Ms. Laschinger on succession planning and anticipate future market pay movement, Ms. Laschinger and the Company entered into an amended and restated employment agreement (the Employment Agreement). Among other things, the Employment Agreement extended the term of Ms. Laschinger's employment with the Company and provided for the treatment of outstanding equity incentive awards upon her retirement.

The Employment Agreement terminated upon Ms. Laschinger's retirement on September 30, 2020. All compensation elements were treated consistently with the terms of the Employment Agreement, as described under "Separation Agreement" below.

OFFER LETTER

Pursuant to his offer letter executed April 2, 2018 (Offer Letter), Mr. Abbate was entitled to a cash sign-on bonus of $950,000, payable in three installments: $350,000 upon hire (which was paid in April 2018), $350,000 (which was paid in January 2019) and $250,000 (which was paid in January 2020), subject to his continued employment with us through each applicable payment date. The Offer Letter also provided for a sign-on equity grant of $500,000 delivered in stock-settled RSUs. One-half of the RSUs vested on July 1, 2020 (the second anniversary of the grant date), 25% vest on July 1, 2021 (the third anniversary of the grant date) and the remaining 25% vest on July 1, 2022 (the fourth anniversary of the grant date), provided Mr. Abbate remains employed with us through the applicable vesting date. In addition, the Offer Letter provided for a $100,000 cash payment, paid at the time the 2018 AIP bonuses were paid (i.e., March 15, 2019) as well as Company paid temporary housing and commuting expenses for a limited time period.

We believe the Offer Letter provisions were necessary in order to compensate Mr. Abbate for compensation he was forfeiting by leaving his former employer. We designed the payout schedules for the sign-on equity grant and cash bonus to provide a retention benefit to the Company.

We do not have an employment agreement with Mr. Abbate in connection with his promotion to Chief Executive Officer. Upon his promotion to CEO, and in consideration of relevant market data, Mr. Abbate's base salary was set at $800,000, his annual target AIP bonus was set at 120% of his base salary, and his target annual equity grant was set at $2.25 million.

SEPARATION AGREEMENT

On September 18, 2020, Ms. Laschinger and the Company entered into a Separation Agreement and General Release (Separation Agreement). The Separation Agreement confirmed that Ms. Laschinger was retiring from the Company and that the Company had successfully implemented a succession plan in which she will be succeeded by an officer approved by the Board to assume the duties and responsibilities of Chief Executive Officer. The Separation Agreement also confirmed the benefits Ms. Laschinger was entitled to upon retirement with an identified successor under the Employment Agreement and the terms of the Company's annual incentive plan. Under the terms of the Employment Agreement, upon retirement with an identified successor, the continued employment requirement under all of her outstanding equity grants awarded to her six months or more prior to her retirement were deemed satisfied, and the performance goals for any such equity grants whose performance periods are pending will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance (determined following the end of the applicable three-year performance period). In addition, under the terms of the Company's annual incentive plan, Ms. Laschinger will receive a prorated annual bonus through her retirement date, based upon the lesser of target and the level at which the applicable performance goals are achieved (determined and payable following the end of the year). The Separation Agreement and Employment Agreement also include customary releases, restrictive covenants, non-disparagement and confidentiality provisions.

OTHER COMPENSATION CONSIDERATIONS

Executive Stock Ownership Guidelines

We designed our executive stock ownership guidelines to align our executives' long-term financial interests with those of our shareholders. The ownership guidelines, which cover approximately 21 executives, are as follows:

Level	Value of Common Stock to be Owned*

Chief Executive Officer	5 times salary

Senior Vice Presidents	3 times salary

Vice Presidents	1 times salary

* Shares are valued based on the closing price of common stock on the last trading day in the calendar year.

Each of our executives must hold 50% of the net after-tax portion of shares received upon the vesting of an equity-based compensation award until he or she has achieved compliance with the stock ownership guidelines. The holding requirement does not apply to shares purchased outright or acquired other than by way of an equity grant. We monitor compliance with stock ownership guidelines and report out to the Committee annually.

We count shares owned outright (either purchased or vested), unvested restricted stock, deferred stock and share-equivalent vehicles (including earned performance shares from completed performance periods).

Restrictive Covenants

Our executives, including our NEOs, are required to execute agreements containing restrictive covenants. These agreements bind the executive to confidentiality, non-competition, non-disclosure and non-solicitation provisions.

Clawback Policy (Compensation Recovery)

Our clawback policy allows us to recapture certain incentive compensation paid to executive officers under certain circumstances. Our clawback policy allows the Committee (in its discretion and to the extent legally permitted) to require the return, repayment or forfeiture of any annual or long-term incentive payment or award made or granted to any current or former executive officer during the 12-month period following the filing with the SEC of financial statements that are later the subject of a material negative restatement if, among other things, the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the restatement and the Committee determines that the executive officer engaged in intentional misconduct that caused the need for the restatement. Additionally, if the Committee determines that the executive officer engaged in intentional misconduct that caused the material negative restatement, the Committee may require the return or repayment of any profits realized by such executive officer on the sale of Veritiv securities received pursuant to any such award granted during such 12-month period. In addition, our long-term incentive award agreements provide for clawback of awards in the event of misconduct, as determined by management. Misconduct includes any act detrimental to our business or reputation, any act determined to be a deliberate disregard of our rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the grantee.

Trading Controls and Anti-Hedging, Short Sale and Pledging Policies

In accordance with our insider trading policy, directors, officers (including the NEOs) and certain other designated employees are required to pre-clear with our General Counsel any transactions in Company securities, including purchases, sales, gifts, grants and those involving derivatives. Generally, we permit trading only during announced trading windows. Regardless of whether there is an open trading window, we prohibit trading while in possession of material nonpublic information relating to the Company.

In addition, we prohibit our directors, officers (including our NEOs) and employees from entering into hedging or monetization transactions, such as forward contracts, equity swaps, collars and exchange funds that may involve the establishment of a short position in the Company's securities, as well as other short sale transactions and transactions in puts, calls and other derivative securities. We also advise our directors, officers (including our NEOs) and employees to exercise caution when pledging Company securities.

Our insider trading policy also restricts transactions by family members residing with the covered person and others living in his or her household, other family members whose transactions in Company securities are directed by the covered person or are subject to his or her influence or control, and legal entities over which the covered person has discretionary control.

Risk Considerations

The Committee reviews the risks and rewards associated with our compensation programs. The programs are designed with features including capped incentive payouts, multiple performance measures and financial goals set at the corporate level that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term.

Management and the Committee regularly evaluate the risks involved with our compensation programs and do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact.

Tax Implications of Compensation

The Committee considers the tax and accounting implications of compensation, but they are not the only factors considered. In some cases, other important considerations, including our ability to attract, retain and motivate highly qualified executives, outweigh tax or accounting considerations.

Under Section 162(m) of the Internal Revenue Code, compensation paid to any person who is or after December 31, 2016 was the Chief Executive Officer, the Chief Financial Officer or among the three other highest paid executive officers of the Company in excess of $1 million for any year is generally not deductible for United States income tax purposes, with certain exceptions for agreements that were in effect as of November 2, 2017, including agreements that provided for the payment of performance-based compensation and met certain other requirements. The Committee recognizes the need to retain flexibility to make compensation decisions that may result in the payment of compensation that is not deductible and accordingly reserves the authority to approve potentially non-deductible compensation when deemed appropriate.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Leadership Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE Tracy A. Leinbach, Chair Shantella E. Cooper David E. Flitman Daniel T. Henry

SUMMARY COMPENSATION TABLE

The following table provides compensation information concerning our NEOs for fiscal years 2020, 2019, and 2018. The dollar amounts reflected in the table are calculated in accordance with SEC rules. They may not reflect the actual compensation that ultimately will be received by our NEOs and do not reflect the target total direct compensation of our NEOs.

Name	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Salvatore A. Abbate	2020	606,000	250,000	1,602,000	1,000,753	8,017	3,466,770

Chief Executive Officer	2019	560,000	350,000	846,440	319,200	39,119	2,114,759

	2018	326,746	450,000	1,041,465	149,091	48,620	2,015,921

Mary A. Laschinger	2020	640,625	—	4,612,500	997,555	12,264	6,262,944

Former Chairman of the Board	2019	1,025,000	-	4,979,896	1,012,700	12,064	7,029,660

and Chief Executive Officer	2018	1,025,000	-	5,015,632	779,513	11,864	6,832,008

Stephen J. Smith	2020	562,662	-	1,184,600	855,780	12,264	2,615,306

Senior Vice President	2019	583,650	-	1,241,687	382,584	12,064	2,219,985

and Chief Financial Officer	2018	569,388	-	1,226,043	270,062	11,864	2,077,357

Guilherme Nebel de Mello	2020	275,958	50,000	99,600	220,532	9,024	655,114

Former Interim Principal

Financial Officer

Daniel J. Watkoske	2020	532,000	-	784,000	714,000	12,264	2,042,264

Senior Vice President,	2019	560,000	-	846,440	319,200	12,017	1,737,657

Print and Publishing	2018	467,016	-	1,601,853	258,180	11,798	2,338,847

Tracy L. Pearson	2020	532,000	-	784,000	714,000	12,264	2,042,264

Senior Vice President,

Supply Chain Operations

Mark W. Hianik	2020	489,250	-	721,000	569,160	12,264	1,791,674

Senior Vice President, General

Counsel and Corporate Secretary

(1)
The amount in this column for Mr. Abbate for 2020 represents payment of a cash signing bonus pursuant to his offer letter. The amount in this column for Mr. Nebel represents payment of a retention bonus.

(2)
The amounts in this column reflect the grant date fair value of equity-based awards (which for 2020 includes both Restricted Stock Units (RSUs) and cash-settled Performance-Based units (PBUs)) calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 14 to the Consolidated Financial Statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K for a discussion of relevant assumptions used in calculating the fair value. The RSUs granted on January 1, 2020 will vest twenty-five percent on each of the first, second, third and fourth anniversaries of the grant date. The RSUs granted to Mr. Abbate on September 30, 2020 will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The grant date value of the RSUs granted in 2020 were $874,680 for Mr. Abbate, $1,568,250 for Ms. Laschinger, $402,764 for Mr. Smith, $33,864 for Mr. Nebel, $266,560 for Mr. Watkoske, $266,560 for Ms. Pearson and $245,140 for Mr. Hianik.

The grant date value of the PBUs granted in 2020 were $727,320 for Mr. Abbate, $3,044,250 for Ms. Laschinger, $781,836 for Mr. Smith, $65,736 for Mr. Nebel, $517,440 for Mr. Watkoske, $517,440 for Ms. Pearson and $475,860 for Mr. Hianik. Actual PBU award payouts may range from zero percent to 200 percent of the target awards as shown below in the Grants of Plan-Based Awards table. The value of the PBUs granted in 2020 assuming maximum performance is $1,454,640 for Mr. Abbate, $6,088,500 for Ms. Laschinger, $1,563,672 for Mr. Smith, $131,472 for Mr. Nebel, $1,034,880 for Mr. Watkoske, $1,034,880 for Ms. Pearson and $951,720 for Mr. Hianik.

(3)
The amounts in this column for 2020 include the actual AIP bonus earned for the 2020 fiscal year paid in March 2021.

(4)
All Other Compensation amounts for the January 1, 2020 to December 31, 2020 period are shown on the following table.

Name	Company Matching 401(k) Contributions ($) (1)	Term Life Insurance Premiums ($) (2)	Relocation Payments ($)	Separation Benefits ($)	Total ($)

Salvatore A. Abbate	7,153	864	-	-	8,017

Mary A. Laschinger	11,400	864	-	-	12,264

Stephen J. Smith	11,400	864	-	-	12,264

Guilherme Nebel de Mello	8,588	435	-	-	9,024

Daniel J. Watkoske	11,400	864	-	-	12,264

Tracy L. Pearson	11,400	864	-	-	12,264

Mark W. Hianik	11,400	864	-	-	12,264

(1)
Represents the Company's match to the NEO's contribution to the 401(k) Plan from January 1, 2020 to April 30, 2020. The Company's match was suspended from May 1, 2020 to December 31, 2020.

(2)
Represents premiums paid for term life insurance attributable to the NEOs from January 1, 2020 to December 31, 2020.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2020

During 2020, the Committee granted RSUs and PBUs to our NEOs. The Committee also approved the annual cash incentive opportunities for our NEOs under the 2020 AIP. Information with respect to each of the awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to "Summary Compensation Table" and "Elements of Our Executive Compensation Program" above.

Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)

Grant Name	Committee Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Salvatore A. Abbate

RSUs	12/17/2019	1/1/2020				19,048	374,680

RSUs	9/18/2020	9/30/2020				39,494	500,000

ROIC PBUs(4)	12/17/2019	1/1/2020	181,830	363,660	727,320

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	181,830	363,660	727,320

2020 AIP(5)			147,170	588,678	1,177,356

Mary A. Laschinger

RSUs	12/17/2019	1/1/2020				79,728	1,568,250

ROIC PBUs(4)	12/17/2019	1/1/2020	761,063	1,522,125	3,044,250

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	761,063	1,522,125	3,044,250

2020 AIP(5)			249,389	997,555	1,995,109

Stephen J. Smith

RSUs	12/17/2019	1/1/2020				20,476	402,764

ROIC PBUs(4)	12/17/2019	1/1/2020	195,459	390,918	781,836

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	195,459	390,918	781,836

2020 AIP(5)			125,850	503,400	1,006,800

Guilherme Nebel de Mello

RSUs	12/17/2019	1/1/2020				1,721	33,864

ROIC PBUs(4)	12/17/2019	1/1/2020	16,434	32,868	65,736

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	16,434	32,868	65,736

2020 AIP(5)			32,431	129,725	259,450

Daniel J. Watkoske

RSUs	12/17/2019	1/1/2020				13,551	266,560

ROIC PBUs(4)	12/17/2019	1/1/2020	129,360	258,720	517,440

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	129,360	258,720	517,440

2020 AIP(5)			105,000	420,000	840,000

Tracy L. Pearson

RSUs	12/17/2019	1/1/2020				13,551	266,560
ROIC PBUs(4)	12/17/2019	1/1/2020	129,360	258,720	517,440

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	129,360	258,720	517,440

2020 AIP(5)			105,000	420,000	840,000

Mark W. Hianik

RSUs	12/17/2019	1/1/2020				12,462	245,140

ROIC PBUs(4)	12/17/2019	1/1/2020	118,965	237,930	475,860

PKG GP$ Growth PBUs(4)	12/17/2019	1/1/2020	118,965	237,930	475,860

2020 AIP(5)			83,700	334,800	669,600

  (1)
  As the PBUs are valued are $1 per unit, the estimated possible payouts as stated in terms of units is the same number as the values shown on a dollar basis.

  (2)
  The amounts shown in the "RSUs" rows represent the time-vested restricted stock units granted in 2020 under our 2014 Omnibus Incentive Plan. The RSUs will vest twenty-five percent on each of the first, second, third and fourth anniversaries of the grant date, except for the RSUs granted to Mr. Abbate on September 30, 2020, which will vest in equal installments on the third and fourth anniversaries of the grant date.

  (3)
  Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 14 to the Consolidated Financial Statements for the fiscal year ended December 31, 2020 included in our Annual Report on Form 10-K. The grant date fair value of the RSU awards will likely vary from the actual value the NEO receives. The actual value the NEO receives for the RSU grants will depend on the price of the Company's common stock on the vesting date.

  (4)
  Represents cash-settled PBUs granted in 2020 under our 2014 Omnibus Incentive Plan. See also "Elements of Our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2020" for additional information about the PBUs.

  (5)
  Represents possible payouts for annual performance cash awards made in 2020 (and paid in March 2021) under the 2020 AIP. The AIP is an annual cash incentive opportunity and thus, these awards are earned in the year of grant. See the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the actual payout amounts related to the 2020 AIP. See also "Elements of Our Executive Compensation Program—Annual Incentive Program" for additional information about the AIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2020:

Restricted Stock Units.    On January 1, 2018, each NEO (other than Mr. Abbate) received a grant of RSUs. On January 1, 2019 and January 1, 2020, each NEO (including Mr. Abbate) received a grant of RSUs. The 2018 and 2019 awards will vest in full on the third anniversary of the grant date, and the 2020 awards will vest twenty-five percent on each of the first, second, third and fourth anniversaries of the grant date, in each case assuming continued employment. In addition, on May 25, 2017, Mr. Smith received a grant of RSUs that vest on the first, second, third and fourth anniversaries of the grant date, assuming continued employment. On January 1, 2018, Mr. Watkoske received a grant of RSUs that vest on the second and third anniversaries of the grant date, assuming continued employment. On July 1, 2018, Mr. Abbate received two grants of RSUs (a 2018 annual grant that vested in full on January 1, 2021 and a one-time sign on grant that vests on the second, third and fourth anniversaries of the grant date, in both cases, assuming continued employment). On September 30, 2020, Mr. Abbate received a grant of RSUs that vest on the third and fourth anniversaries of the grant date, assuming continued employment. Dividend equivalents are not paid on unvested awards. If vested, the awards are paid in shares of common stock following the end of the vesting period.

Performance Share Units.    On January 1, 2018, each NEO (other than Mr. Abbate) received a grant of PSUs. On January 1, 2019, each NEO (including Mr. Abbate) received a grant of PSUs. On July 1, 2018, Mr. Abbate received a grant of PSUs. A portion of these awards (62.5%) vest based on annual Adjusted EBITDA performance during the three-year vesting period and the remaining portion (37.5%) vest based on the Company's TSR performance relative to the TSR Performance Peer Group for the performance periods during the three-year vesting period. Dividend equivalents are not paid on unvested awards. The ultimate value of the awards will depend on the number of shares earned and the price of the Company's common stock at the time the awards vest. See "Elements of our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2019" for additional information.

Performance-Based Units.    On January 1, 2020, each NEO received a grant of PBUs. A portion of these awards (50%) vest based on Return on Invested Capital during the three-year performance period and the remaining portion (50%) vest based on Packaging division gross profit dollar growth during such period. Dividend equivalents are not paid on unvested awards. The ultimate value of the awards will depend on the number of units earned and the price of the Company's common stock at the time the awards vest. See "Elements of our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2020" for additional information.

	Restricted Stock Units		Performance Share Unit Awards		Performance Based Units

Name	Number of Shares or Units of Stock Held That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (2)	Number of Shares or Units of Stock Held That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (4)	Number of Units and Market Value of PBUs That Have Not Vested ($) (5)

Salvatore A. Abbate	73,865	1,535,653	29,926	622,162	727,320

Mary A. Laschinger	148,592	3,089,228	265,362	5,516,876	3,044,250

Stephen J. Smith	48,751	1,013,533	57,031	1,185,674	781,836

Guilherme Nebel de Mello	3,033	63,056	4,375	90,956	65,736

Daniel J. Watkoske	40,961	851,579	33,649	699,563	517,440

Tracy L. Pearson	23,567	489,958	33,319	692,702	517,440

Mark W. Hianik	22,066	458,752	32,026	665,821	475,860

(1)
Represents the number of shares that will vest in full during 2021, 2022, 2023 and 2024 assuming continued employment through that date. The shares that vested or will vest assuming continued employment on each of January 1, 2021, January 1, 2022, January 1, 2023 and January 1, 2024 are: 4,762, 11,041, 4,762 and 4,762, respectively, for Mr. Abbate; 12,921, 14,330, 5,119 and 5,119, respectively, for Mr. Smith; 945, 1,227, 430, and 431, respectively, for Mr. Nebel; and 24,518, 9,667, 3,388 and 3,388, respectively, for Mr. Watkoske; 7,214, 9,667, 3,388 and 3,388, respectively, for Ms. Pearson; 6,945, 8,890, 3,115 and 3,116, respectively, for Mr. Hianik. In addition, for Mr. Smith, the shares that will vest assuming continued employment on May 25, 2021 is 11,262. In addition, for Mr. Abbate, the shares that will vest assuming continued employment on each of July 1, 2021, and July 1, 2022 are 5,907, and 3,137, respectively, and on each of September 30, 2023 and September 30, 2024 are 19,747 and 19,747, respectively. RSUs are paid out in shares of common stock to the NEOs. Ms. Laschinger's shares subject to Section 409A will vest on April 1, 2021.

(2)
Represents the number of RSUs multiplied by the closing price of the Company's common stock on December 31, 2020 (the last trading day of fiscal 2020), which was $20.79.

(3)
Represents the actual number of PSUs that could vest following the end of the performance period. The ultimate number of shares issued under the PSU awards depends on the number of units earned and the price of our common stock on the actual vesting date. For additional information, refer to "Summary Compensation Table" and "Elements of Our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2020." The performance period ended on December 31, 2020 for the PSUs granted on January 1, 2018. The assumed number of Adjusted EBITDA PSUs was based on 110% actual achievement (103% for one-third, 56% for one-third and 170% for one-third) and the number of TSR PSUs was based on 51% actual achievement (154% for one-third, 0% for two-thirds). The performance period ends on December 31, 2021 for the PSUs granted on January 1, 2019. The assumed value of the number of Adjusted EBITDA PSUs is based on 56% for one-third, 170% for one-third and 100% for the remaining third for the grant on January 1, 2019. The assumed value of the number of TSR PSUs is based on 0% for two-thirds, and 100% for the remaining third for the grant on January 1, 2019.

(4)
Represents the number of PSUs described in footnote 3 multiplied by the closing price of the Company's common stock on December 31, 2020 (the last trading day of fiscal 2020), which was $20.79.

(5)
As the PBUs are valued are $1 per unit, the estimated possible payouts as stated in terms of units is the same number as the values shown on a dollar basis.

OPTION EXERCISES AND STOCK VESTED

There were no option exercises during the 2020 fiscal year. The table below provides information about the vesting of RSUs and PSUs during the 2020 fiscal year. See "Elements of Our Executive

Compensation Program—Long-Term Incentive Program in Place for Grants in 2020" for additional information.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Salvatore A. Abbate	6,273	102,313

Mary A. Laschinger	38,310	552,526

Stephen J. Smith	23,602	295,214

Guilherme Nebel de Mello	815	11,754

Daniel J. Watkoske	23,358	427,668

Tracy L. Pearson	5,910	85,237

Mark W. Hianik	6,057	87,357

(1)
Represents the total number of shares that vested in full during 2020 before any withholding of shares to pay taxes. The shares that vested include RSUs granted on January 1, 2017 that vested based on continued employment of 13,023 for Ms. Laschinger; 4,195 for Mr. Smith; 277 for Mr. Nebel, 19,360 for Mr. Watkoske; 2,059 for Ms. Pearson; and 2,059 for Mr. Hianik. In addition, the shares that vested for Mr. Abbate include 6,273 RSUs that vested on July 1, 2020 and for Mr. Smith include 11,261 RSUs that vested on May 25, 2020 based on continued employment. The shares that vested also include PSUs granted on January 1, 2017 that vested on February 27, 2020 based on adjusted EBITDA performance of 25,287 for Ms. Laschinger; 8,146 for Mr. Smith; 538 for Mr. Nebel, 3,998 for Mr. Watkoske, 3,901 for Ms. Pearson and 3,998 for Mr. Hianik and PSUs that vested based on TSR performance relative to a peer group of companies of 0 for Ms. Laschinger; 0 for Mr. Smith; 0 for Mr. Nebel, 0 for Mr. Watkoske, 0 for Ms. Pearson and 0 for Mr. Hianik. The number of Adjusted EBITDA PSUs vested based on 78% actual achievement (74% for one-third, 103% for one-third and 56% for one-third) and the number of TSR PSUs vested based on 0% actual achievement (0% for all periods). RSUs and PSUs are paid out in shares of common stock to the NEOs.

(2)
Represents the total number of RSUs and PSUs that vested in full during 2020 multiplied by the closing price of the Company's common stock on the vesting dates of $19.67 on January 1, 2020, $11.72 on February 27, 2020, $10.41 on May 25, 2020, and $16.31 on July 1, 2020.

PENSION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN BENEFITS AND DEFERRED COMPENSATION

None of our NEOs participate in any pension plan, supplemental executive retirement plan or non-qualified deferred compensation plan.

POTENTIAL PAYMENTS TO THE NAMED EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Each NEO is eligible for separation pay and benefits upon a separation of employment pursuant to the Company's Executive Severance Plan, which was adopted by the Company in March 2015 and amended and restated in September 2020. In addition, the Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

In general, the Executive Severance Plan provides separation pay and benefits to covered participants (including the NEOs) in the event the executive is involuntarily terminated without cause or, for certain executive officers, if the executive resigns for good reason. Termination for "good reason" under the Executive Severance Plan includes a relocation of an NEO's primary work location by more than fifty miles from the current location, a material reduction in salary or target bonus, a material failure to satisfy obligations under an NEO's offer letter or, in the case of the CEO, a material diminution in authority, duties or responsibilities. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In the event the Company terminates an NEO's employment without cause or, for certain NEOs, the NEO resigns for good reason, the Company will pay 18 months (24 months for Mr. Abbate) of base salary and medical coverage continuation. If the termination date occurs on or after July 1 of the year in which the termination occurs, the NEO is entitled to receive a prorata bonus for that year. In addition, Messrs. Smith, Watkoske, and Hianik, having been employed by the Company on the effective date of the Executive Severance Plan, and Mr. Abbate, in his capacity as CEO, are entitled to receive a prorata portion of unvested Long-Term Incentive Awards.

In the event of an NEO's death, the NEO's beneficiary would be entitled to immediate vesting at target of a portion of unvested Long-Term Incentive Awards prorated for service and, in the event the death occurred on or after July 1, the beneficiary would be entitled to receive a prorata bonus for the year in which the termination occurs.

In the event of an NEO's disability, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards prorated for service and based on actual Company performance and, in the event the disability occurred on or after July 1, the NEO would be entitled to receive a prorata bonus for the year in which the termination occurs.

In the event of an NEO's retirement, defined as age 60 or older with five or more years of service, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards prorated for service and based on actual Company performance and a prorata bonus for the year in which the retirement occurs.

In the event of an employment termination by the Company without cause or by the executive for "good reason," within twenty-four months following, or within six months prior to, a change in control, the Executive Severance Plan provides that the NEOs would be entitled to one time (for Mr. Nebel) and two times (for the other NEOs) the sum of the NEO's base salary and target AIP bonus. In addition, the NEO is entitled to a prorata AIP bonus calculated at target (100%) performance and medical coverage for 12 months (for Mr. Nebel), 18 months (for the other NEOs except for Mr. Abbate) and 24 months (for Mr. Abbate). A "change in control" is defined in the Executive Severance Plan and the 2014 Omnibus Incentive Plan to include consummation of certain mergers, the acquisition of more than 50% of the combined voting power of the Company's voting securities, the sale of all or substantially all of the Company's assets, shareholder approval of a complete liquidation or dissolution, and certain changes in the majority of the Board. During this change in control severance period, termination for "good reason" under the Executive Severance Plan includes a relocation of an NEO's primary work location by more than fifty miles from the current location, material diminution in authority, duties or responsibilities or material reduction in salary, target bonus or material failure to satisfy obligations under an NEO's offer letter. In addition, the NEO is entitled to vesting of the Long-Term Incentive Awards without proration for actual service and based on actual company performance for completed periods and target (100% company performance) for pending periods in the event of a qualifying employment termination following a change in control.

The charts below provide disclosure regarding the benefits that would have been provided to the NEOs (other than Ms. Laschinger) had any of the events referenced below occurred on December 31, 2020, the last day of our most recently completed fiscal year.

Potential Payments Upon Termination or Change in Control for the Named Executive Officers (Other Than Ms. Laschinger)

Benefits and Payments Upon Termination	Voluntary Termination or Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination ($)	Resignation for Good Reason Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change-In- Control) ($)	Death ($)	Disability ($)	Retirement ($)

Salvatore A. Abbate

2020 AIP Bonus (1)	-	1,000,753	1,000,753	588,678	588,678	588,678	-

Cash Severance Benefit (2)	-	1,600,000	1,600,000	2,777,356	-	-	-

Cash-settled Performance-Based Units (3)	-	240,604	240,604	727,320	242,219	240,604	-

Long-Term Incentive (3)	-	904,095	904,095	2,157,815	1,000,294	904,095	-

Medical Continuation Benefits (4)	-	34,728	34,728	34,728	34,728	34,728	-

Stephen J. Smith

2020 AIP Bonus (1)	-	855,780	855,780	503,400	503,400	503,400	-

Cash Severance Benefit (2)	-	888,413	888,413	2,191,350	-	-	-

Cash-settled Performance-Based Units (3)	-	258,638	258,638	781,836	260,374	258,638	-

Long-Term Incentive (3)	-	1,621,703	1,621,703	2,199,208	1,800,756	1,621,703	-

Medical Continuation Benefits (4)	-	34,200	34,200	34,200	34,200	34,200	-

Guilherme Nebel de Mello

2020 AIP Bonus (1)	-	253,613	253,613	129,725	129,725	129,725	-

Cash Severance Benefit (2)	-	290,000	-	419,725	-	-	-

Cash-settled Performance-Based Units (3)	-	-	-	65,736	21,892	21,746	-

Long-Term Incentive (3)	-	-	-	154,012	120,652	106,756	-

Medical Continuation Benefits (4)	-	17,328	17,328	17,328	17,328	17,328	-

Daniel J. Watkoske

2020 AIP Bonus (1)	-	714,000	714,000	420,000	420,000	420,000	-

Cash Severance Benefit (2)	-	840,000	840,000	1,960,000	-	-	-

Cash-settled Performance-Based Units (3)	-	171,174	171,174	517,440	172,323	171,174	-

Long-Term Incentive (3)	-	1,178,756	1,178,756	1,551,142	1,285,720	1,178,756	-

Medical Continuation Benefits (4)	-	32,328	32,328	32,328	32,328	32,328	-

Tracy L. Pearson

2020 AIP Bonus (1)	-	714,000	714,000	420,000	420,000	420,000	-

Cash Severance Benefit (2)	-	840,000	840,000	1,960,000	-	-	-

Cash-settled Performance-Based Units (3)	-	-	-	517,440	172,323	171,174	-

Long-Term Incentive (3)	-	-	-	1,182,660	916,660	810,610	-

Medical Continuation Benefits (4)	-	32,328	32,328	32,328	32,328	32,328	-

Mark W. Hianik

2020 AIP Bonus (1)	-	569,160	569,160	334,800	334,800	334,800	334,800

Cash Severance Benefit (2)	-	772,500	772,500	1,699,600	-	-	-

Cash-settled Performance-Based Units (3)	-	157,419	157,419	475,860	158,475	157,419	157,419

Long-Term Incentive (3)	-	782,389	782,389	1,124,573	883,884	782,389	782,389

Medical Continuation Benefits (4)	-	29,052	29,052	29,052	29,052	29,052	-

  (1)
  Under the 2020 AIP, in the event of a company-initiated not-for-cause termination or resignation by the NEO for good reason on or after July 1, 2020, the participant is entitled to a prorata AIP award based on actual Company and individual performance. Under the 2020 AIP, in the event of a death, disability, or retirement by the NEO, the participant (or his or her heirs) is entitled to a prorata AIP award based on actual Company and individual performance, capped at target (100%) performance. Under the Executive

    Severance Plan, in the event of a qualifying employment termination following a change in control, the NEO is entitled to a prorata AIP award based on target (100%) performance.

  (2)
  Under the Executive Severance Plan, in the event of a company-initiated not-for-cause termination or, in the case of certain NEOs, a resignation by the NEO for good reason, the NEO is entitled to a cash severance payment equal to 18 months' base salary (24 months' base salary for Mr. Abbate) or in the event of a qualifying employment termination following a change in control the NEO is entitled to two times the sum of base salary and target AIP bonus (one time the sum of base salary and target AIP bonus for Mr. Nebel).

  (3)
  Under the Veritiv Corporation 2014 Omnibus Incentive Plan, the Executive Severance Plan and the equity award agreements, in the event of disability or company-initiated not-for-cause termination or resignation by the NEO for good reason, Messrs. Smith, Watkoske and Hianik, having been employed by the Company on the effective date of the Executive Severance Plan, and Mr. Abbate, in his capacity as CEO, are entitled to vesting of LTI awards prorated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. In the event of an NEO's death, the NEO's heirs are entitled to vesting of LTI awards prorated for the period of service since the grant date and calculated at target (100%) performance. The NEO is entitled to full vesting of LTI awards in the event of a qualifying employment termination following a change in control. The LTI award values in the table are shown at actual performance achievement for 2018, 2019 and 2020 and at target (100%) performance achievement for future periods. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 31, 2020 (the last trading day of fiscal 2020) of $20.79.

  (4)
  Includes the projected value of payment of medical premiums under COBRA continuation for twenty-four months for Mr. Abbate, twelve months for Mr. Nebel and eighteen months for the other NEOs as provided in the Executive Severance Plan.

PAYMENTS UPON MS. LASCHINGER'S RETIREMENT

Payments and benefits resulting from Ms. Laschinger's retirement from the Company are shown in the chart below. These payments began in fiscal 2020. Ms. Laschinger's last day with the Company was September 30, 2020. See "Separation Agreement" above for additional information.

Benefits and Payments Upon Separation	Retirement ($)

2020 AIP Bonus (1)	997,555

Cash Severance Benefit (2)	0

Cash-settled Performance-Based Units (3)	3,044,250

Long-Term Incentive (3)	8,606,113

Medical Continuation Benefits (4)	4,281

  (1)
  Under the Separation Agreement, Ms. Laschinger is entitled to a prorata 2020 AIP award capped at target.

  (2)
  Under the Separation Agreement, Ms. Laschinger is not entitled to a cash severance payment.

  (3)
  Under the Separation Agreement and the equity award agreements, and subject to Section 409A, in the event of retirement after transitioning to a qualified successor, Ms. Laschinger, is entitled to full vesting of her LTI awards calculated at actual Company performance following the end of completed performance periods and the greater of actual or target Company performance for incomplete performance periods. The LTI value in the table includes her 2018 LTI Award, 2019 and 2020 RSUs that will vest on April 1, 2021, her 2019 LTI award that will vest in first quarter of 2022, and her 2020 award that will vest in first quarter of 2023. The LTI award values in the table are shown at actual performance achievement for 2018, 2019 and 2020 and at target (100%) performance achievement for future periods. The value of the LTI award is calculated using the closing price of the Company's common stock on December 31, 2020 (the last trading day of fiscal 2020) of $20.79.

  (4)
  Includes the actual value of payment of medical premiums under COBRA continuation for elected months as provided in her Employee Agreement.

EQUITY COMPENSATION PLAN

Information about our equity compensation plan as of December 31, 2020 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)

Equity compensation plans approved by security holders	1,358,428	—	917,743

Equity compensation plans not approved by security holders	—	—	—

Total	1,358,428	—	917,743

  (1)
  This column includes unvested RSUs and unvested PSUs that may be paid out in common shares. The Company grants a small number of cash-settled units to LTI program participants in countries outside the U.S., which are excluded from this column.

  (2)
  This column includes the number of securities remaining available for issuance under the Veritiv Corporation 2014 Omnibus Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, no Company executive officer or director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

CEO PAY RATIO

Pursuant to SEC rules adopted in accordance with the Dodd Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its principal executive officer. The Company's principal executive officer is Salvatore A. Abbate, Chief Executive Officer.

Mr. Abbate had 2020 annual total compensation of $3,466,770 as reflected in the Summary Compensation Table included in this proxy. Our median employee's annual total compensation for 2020 was $60,782. As a result, we estimate that Mr. Abbate's 2020 annual total compensation was approximately 57 times that of our median employee.

In determining the median employee, a listing was prepared of all employees in the United States, Canada and Mexico as of December 31, 2020 (excluding Mr. Abbate). This list includes approximately 6,300 employees including approximately 4,900 employees in the United States, 900 employees in Canada and 480 employees in Mexico. Employees in the following countries were excluded from the list: 95 employees in China, three employees in Malaysia and two employees in Taiwan.

Total cash compensation paid from January 1, 2020 to December 31, 2020 was gathered for each employee. Total cash compensation for employees in Canada and Mexico were converted to U.S. dollars using the currency exchange rates of 0.78 for Canadian dollars and 0.05 for Mexican pesos. The median amount was selected from the list.

We calculated the median employee's 2020 compensation as it would appear in the Summary Compensation Table and compared that amount to Mr. Abbate's 2020 compensation as it appears in the Summary Compensation Table. The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

As required by Section 14A of the Exchange Act, we are offering our shareholders an opportunity to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.

As described above, we believe our executive compensation program aligns the interests of the Company's executives and other key employees with those of the Company and our shareholders in order to drive shareholder value over the long term. The executive compensation program designed by our Compensation and Leadership Development Committee is intended to attract, retain and motivate high caliber executive talent to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

    "RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of Veritiv Corporation's named executive officers, as described in the proxy statement for the 2021 annual meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables."

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
THE RESOLUTION ABOVE RELATING TO THE COMPENSATION OF THE COMPANY'S NAMED
EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are offering our shareholders an opportunity to cast an advisory vote on whether a non-binding shareholder advisory vote to approve the compensation of our NEOs should occur every one, two or three years. Although the vote is non-binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters. The Board of Directors, the Nominating and Governance Committee and the Compensation and Leadership Development Committee will take into consideration the voting results when determining how often a non-binding shareholder advisory vote to approve the compensation of our NEOs should occur.

The Board, on the recommendation of the Nominating and Governance and Compensation and Leadership Development Committees, has determined that holding an advisory vote to approve NEO compensation every year is the best approach for the Company based on a number of considerations. These considerations include that this frequency provides more consistent and direct communication from the shareholders to the Board and Compensation and Leadership Development Committee regarding the compensation of our NEOs.

Shareholders are not voting to approve or disapprove of the Board's recommendation. Instead, shareholders may cast their vote in one of four manners with respect to this proposal: (1) one year; (2) two years; (3) three years; or (4) abstaining from voting on the proposal. For the reasons discussed above, we are asking our shareholders to indicate their support for the non-binding advisory vote to approve NEO compensation to be held every year.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF "ONE YEAR" AS
THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

FINANCIAL INFORMATION

The Company's annual report for the year ended December 31, 2020 is included in the proxy materials that are posted at http://www.veritivcorp.com/2020annualreport and referenced in the notice of internet availability of proxy materials that has been made available to all shareholders.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Any shareholder who intends to present a proposal at our 2022 annual meeting of shareholders and who wishes to have the proposal considered for inclusion in our proxy statement and form of proxy for that annual meeting must deliver the proposal to our Corporate Secretary so that it is received no later than November 17, 2021 and must comply with the additional requirements established by the SEC. In addition, if a shareholder intends to present a proposal (including with respect to director nominations) at our 2022 annual meeting of shareholders without the inclusion of that proposal in the Company's proxy materials, the shareholder proposal must be received at our principal executive offices, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, no sooner than 5:00 p.m. Eastern Time on November 17, 2021 and no later than 5:00 p.m. Eastern Time on December 19, 2021 and must otherwise comply with the Company's bylaws.

HOUSEHOLDING OF PROXY MATERIALS

We are taking advantage of the SEC's householding rules to reduce the delivery cost of materials. Under such rules, only one notice of internet availability of proxy materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. If you are a shareholder sharing an address and wish to receive a separate notice of internet availability of proxy materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Veritiv Corporation at (770) 391-8200 or by mail to 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the persons authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important shareholder responsibility.

By Order of the Board of Directors,

Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary

March 17, 2021

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/VRTV or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/VRTV Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Salvatore A. Abbate 02 - Shantella E. Cooper 03 - David E. Flitman 04 - Daniel T. Henry 05 - Tracy A. Leinbach 06 - Stephen E. Macadam 07 - Michael P. Muldowney 08 - Charles G. Ward, III For Against Abstain For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021. 3. To approve, on an advisory basis, the Company’s executive compensation. 1 Year 2 Years 3 Years Abstain 4. To approve, on an advisory basis, the frequency of future executive compensation votes. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03ETWC B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and 3 and FOR 1 YEAR on Proposal 4. 2021 Annual Meeting Proxy Card

The 2021 Annual Meeting of Shareholders of Veritiv Corporation will be held on Wednesday April 28, 2021, 9:00 a.m. ET, virtually via the internet at www.meetingcenter.io/224295812. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — VRTV2021 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/VRTV q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2021 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting Wednesday, April 28, 2021 Salvatore A. Abbate and Mark W. Hianik, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Veritiv Corporation to be held on April 28, 2021, at 9:00 a.m. ET virtually via the internet or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed herein by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees, FOR Proposals 2 and 3 and FOR 1 YEAR on Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Veritiv Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VRTV